UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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NATIONAL CINEMEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders to be held on July 6, 2018

You are cordially invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of National CineMedia, Inc., which will be held at our offices located at 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111 on Friday, July 6, 2018 at 9:00 a.m., Mountain Time. At the Annual Meeting, you will be asked to consider the following:

1.	To elect the four nominees named in the accompanying proxy statement as Class II directors;

2.	To approve an amendment to our Amended and Restated Certificate of Incorporation relating to the composition and approval rights of our Board of Directors, specifically by declassifying the Board, increasing the maximum number of directors from 10 to 11 and revising certain Board approval requirements;

3.	To approve, on an advisory basis, our executive compensation;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 27, 2018; and

5.	To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

The close of business on May 23, 2018 has been set as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof.

Whether or not you are able to attend the Annual Meeting, it is important that your shares be represented regardless of the size of your holdings. Please vote your proxy promptly in accordance with the instructions you receive in the enclosed proxy statement and proxy card, as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place.

Please note that brokers may not vote your shares on the election of directors, the proposal to amend our Amended and Restated Certificate of Incorporation, or any other non-routine matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Sarah Kinnick Hilty

Senior Vice President, General Counsel and Secretary

Centennial, Colorado

                    , 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The proxy statement and Annual Report for the fiscal year ended December 28, 2017 are available at www.edocumentview.com/ncmi.

PRELIMINARY PROXY MATERIALS-SUBJECT TO COMPLETION

NATIONAL CINEMEDIA, INC.

PROXY STATEMENT FOR THE

2018 ANNUAL MEETING OF STOCKHOLDERS

July 6, 2018

9:00 a.m., Mountain Time

The accompanying proxy is solicited by the board of directors (“Board of Directors” or “Board”) of National CineMedia, Inc., a Delaware corporation (“NCM, Inc.” or the “Company”), for use at the 2018 Annual Meeting of Stockholders to be held at the offices of NCM, Inc., located at 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111 on Friday, July 6, 2018, at 9:00 a.m., Mountain Time, and at any adjournments and postponements thereof (the “Annual Meeting”). Unless the context otherwise requires, the references to “we”, “us” or “our” refer to the Company and its consolidated subsidiary National CineMedia, LLC (“NCM LLC”). If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with our Board of Directors’ recommendations.

QUESTIONS AND ANSWERS

Q:	Why am I receiving these proxy materials?

A:	Our Board of Directors is delivering a printed set of these proxy materials by mail to you on or about , 2018 in connection with the solicitation of proxies by our Board for our Annual Meeting. Our proxy materials are also available on the Internet at www.edocumentview.com/ncmi. We will hold the Annual Meeting at our offices located at 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111, on July 6, 2018 at 9:00 a.m., Mountain Time.

Q:	What specific proposals will be considered and acted upon at NCM, Inc.’s Annual Meeting?

A:	The specific proposals to be considered and acted upon at the Annual Meeting are:

Proposal No. 1 — To elect four directors to serve until the 2021 Annual Meeting of Stockholders, and until their respective successors are elected and qualified;

Proposal No. 2 — To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Charter”) relating to the composition and approval rights of our Board of Directors, specifically by declassifying the Board, increasing the maximum number of directors from 10 to 11 and revising certain Board approval requirements (the “Charter Amendment”);

Proposal No. 3 — To approve, on an advisory basis, the compensation of our named executive officers;

Proposal No. 4 — To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 27, 2018.

Management knows of no other business to be presented for action at the Annual Meeting, other than those items listed in the notice of the Annual Meeting referred to herein. If any other business should properly come before the Annual Meeting, or any adjournments or postponements thereof, it is intended that the proxies will be voted in the discretion of the proxy holders.

Q:	Why is the Company seeking to amend the Charter?

A:

On June 1, 2018, we entered into a letter agreement (the “Settlement Agreement”) with Standard General L.P. (“Standard General”). Pursuant to the Settlement Agreement, we agreed, among other things, to seek stockholder approval for the Charter Amendment at the Annual Meeting, to appoint one Standard General designee to our Board of Directors within thirty (30) days of the date of the Settlement Agreement and, if the Charter Amendment is approved, to nominate two designees of Standard General to our Board of Directors at subsequent annual meetings, subject to certain limitations. Standard General had previously requested that the Board of Directors appoint certain individuals; and on January 25, 2018, the last day for submission of nomination notices under the Company’s Bylaws, Standard General notified us that it intended to nominate individuals for election to our Board at the Annual Meeting. Standard General withdrew its nominees as part of the Settlement Agreement. See “Proposal No. 1: Election of Directors – Settlement Agreement” below for further details about the Settlement Agreement.

The Charter Amendment is an important part of the Settlement Agreement. If approved, the Charter Amendment would declassify the Board and give stockholders the right to vote on each director every year, increase the maximum number of directors from 10 to 11 to permit designees from Standard General to serve as directors under certain circumstances, and revise the directors needed to approve certain matters specified in the Charter. See “Proposal No. 2: Proposed Charter Amendment – Description of the Charter Amendment” below for further details about the Charter Amendment.

Q:	If the Charter Amendments are approved, what will be the terms of the directors?

A:	Although the Class II nominees standing for election at the 2018 annual meeting will be elected for a three-year term, if the Charter Amendments are approved, each Class I and Class II director will resign immediately after the Charter Amendments are effective, and each such director will then immediately be reappointed by the Class III directors to the Board for a one-year term. The Class III directors will serve the remainder of their three-year terms ending at the 2019 annual meeting of stockholders. Therefore, beginning in 2019, all director nominees will be elected to one-year terms.

Q:	If the Charter Amendments are not approved, what will be the terms of the directors?

A:	If the Charter Amendments are not approved, the Board will remain classified. All of the nominees for the 2018 Annual Meeting will be Class II directors and will continue to serve for a three-year term ending at the 2021 annual meeting of stockholders. The Class I directors will continue to serve the remainder of their terms ending with the 2020 annual meeting of stockholders and the Class III directors will continue to serve the remainder of their terms ending with the 2019 annual meeting of stockholders.

Q:	What is included in the proxy materials?

A:	The proxy materials include the Company’s Notice of Annual Meeting of Stockholders, proxy statement and the Annual Report for the fiscal year ended December 28, 2017, which includes our audited consolidated financial statements.

Q:	What do I need to bring with me to attend the Annual Meeting?

A:	If you are a stockholder of record of shares of our common stock, please bring photo identification with you. If you are a beneficial owner of shares of our common stock held in “street name,” please bring photo identification and the “legal proxy,” which is described below under the question “If I am a beneficial owner of shares held in ‘street name,’ how do I vote?”, or other evidence of stock ownership (e.g., most recent account statement) with you. If you do not provide photo identification or if applicable, evidence of stock ownership, you will not be admitted to the Annual Meeting.

Q:	Who can vote at the Annual Meeting?

A:	Our Board of Directors has fixed the close of business on May 23, 2018 as the record date. We had 79,003,606 shares of our common stock outstanding as of the close of business on the record date, including unvested restricted common stock with voting rights.

Q:	How many votes am I entitled per share of common stock?

A:	Holders of our common stock are entitled to one vote for each share of common stock held as of the record date.

Q:	What is the difference between holding NCM, Inc.’s shares of common stock as a stockholder of record and a beneficial owner?

A:	Most of our stockholders hold their shares of our common stock as a beneficial owner through a broker, bank or other nominee in “street name” rather than directly in their own name. As summarized below, there are some important distinctions between shares held of record and those owned beneficially in “street name.”

Stockholder of Record: If your shares of our common stock are registered directly in your name, you are considered the stockholder of record with respect to those shares, and we delivered these proxy materials directly to you. As the stockholder of record, you have the right to vote your shares in person or by proxy at the Annual Meeting.

Beneficial Owner: If your shares of our common stock are held in an account with a broker, bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the broker, bank or other nominee holding your shares on your behalf delivered these proxy materials to you. The nominee holding your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares being held by them.

Q:	If I am a stockholder of record of NCM, Inc. shares, how do I vote?

A:	Voting by Internet. You can vote through the Internet by following the instructions provided in the proxy card that you received. Go to www.edocumentview.com/ncmi, follow the instructions on the screen to log in, make your selections as instructed and vote.

Voting by Mail. You can vote by mail by completing, dating, signing and returning the proxy card in the postage-paid envelope (to which no postage need be affixed if mailed in the United States) accompanying the proxy card that you received.

Voting in Person. If you plan to attend the Annual Meeting and vote in person, we will give you a proxy card at the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you also to vote by Internet or mail as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	If I am a beneficial owner of shares held in “street name,” how do I vote?

A:	Voting by Internet. You can vote over the Internet by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Voting by Mail. You can vote by mail by completing, dating, signing and returning the voting instruction form in the postage-paid envelope (to which no postage need be affixed if mailed in the United States) accompanying the voting instruction form that you received.

Voting in Person. If you plan to attend the Annual Meeting and vote in person, you must obtain a “legal proxy” giving you the right to vote the shares at the Annual Meeting from the broker, bank or other nominee that holds your shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by Internet or mail as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	What if I submit a proxy but I do not give specific voting instructions?

A:

Stockholder of Record: If you are a stockholder of record of shares of our common stock, and if you indicate when voting through the Internet that you wish to vote as recommended by our Board of Directors, or if you sign and return a proxy without giving specific voting instructions, then the proxy holders designated by our Board of Directors, Andrew England and Sarah Hilty, who are officers of the Company, will vote your shares FOR the four director nominees, FOR the Charter Amendment; FOR advisory approval of the Company’s executive compensation, and FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for our 2018 fiscal year, all as recommended by our Board of Directors and as presented in this proxy statement.

Beneficial Owner: If you are a beneficial owner of shares of our common stock held in “street name” and do not present the broker, bank or other nominee that holds your shares with specific voting instructions, then the nominee may generally vote your shares on “routine” proposals but cannot vote on your behalf for “non-routine” proposals under the rules of various securities exchanges. If you do not provide specific voting instructions to the nominee that holds your shares with respect to a non-routine proposal, the nominee will not have the authority to vote your shares on that proposal. When a broker indicates on a proxy that it does not have authority to vote shares on a particular proposal, the missing votes are referred to as “broker non-votes.”

Q:	Which ballot measures are considered “routine” or “non-routine”?

A:	The ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal 2018 (Proposal No. 4) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4. The election of directors (Proposal No. 1), the Charter Amendment (Proposal No. 2) and the advisory approval of the Company’s executive compensation (Proposal No. 3) are matters considered non-routine under applicable rules. A bank, broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal Nos. 1, 2 and 3. A broker non-vote will have no effect on Proposal Nos. 1 and 3, but will have the same effect as a vote against Proposal No. 2.

Q:	What is the quorum requirement for the Annual Meeting?

A:	A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the outstanding shares of our common stock entitled to vote on the record date must be present in person or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. We will count your shares for purposes of determining whether there is a quorum if you are present in person at the Annual Meeting, if you have voted through the Internet, if you have voted by properly submitting a proxy card, or if the nominee holding your shares submits a proxy card. We will also count broker non-votes for the purpose of determining if there is a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:	Approval for Proposal No. 1 requires the affirmative vote of the holders of a plurality of the votes of the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon to approve the election of each director nominee named in Proposal No. 1. You are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

Approval of Proposal No. 2 requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

Approval of Proposal No. 3 requires the affirmative vote of a majority of the votes cast by the holders of shares of our common stock entitled to vote that are present in person or represented by proxy at the Annual Meeting.

Approval of Proposal No. 4 requires the affirmative vote of a majority of the votes cast by the holders of shares of our common stock entitled to vote that are present in person or represented by proxy at the Annual Meeting.

The effectiveness of any of the proposals is not conditioned upon the approval by our stockholders of any other proposal by our stockholders.

Standard General has agreed to vote the shares of our common stock that it beneficially owns in favor of each of these proposals as required by the terms of the Settlement Agreement.

Q:	How are abstentions treated?

A:	Abstentions will be counted as present for the purposes of determining whether a quorum is present at the Annual Meeting. A vote withheld for a nominee in the election of directors (Proposal No. 1) will have no effect. For purposes of determining whether any of the other proposals have received the requisite vote, if a stockholder abstains from voting, it will have the same effect as a vote against such proposal.

Q:	Can I change my vote or revoke my proxy after I have voted?

A:	Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us (Attention: Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of a proxy.

Q:	Who is paying for the cost of this proxy solicitation?

A:	We will pay the cost of soliciting proxies for the Annual Meeting. We have retained MacKenzie Partners, Inc. as our proxy solicitor and we will pay MacKenzie Partners, Inc. approximately $30,000. Proxies may be solicited by our regular employees, without additional compensation, in person or by mail, courier, telephone or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Q:	What are the voting recommendations of our Board of Directors?

A:	Our Board of Directors recommends a vote FOR each of Proposal Nos. 1, 2, 3 and 4. Specifically, our Board of Directors recommends a vote:

FOR the election of Andrew P. Glaze, David R. Haas, Thomas F. Lesinski, and Mark B. Segall to our Board of Directors;

FOR the approval of the Charter Amendment;

FOR the advisory approval of the Company’s executive compensation; and

FOR the ratification of the selection of Deloitte & Touche LLP as our independent accountants for fiscal year 2018.

Q:	Where can I find the Company’s Annual Report?

A:	Our 2017 Annual Report on Form 10-K, including the audited consolidated financial statements as of and for the year ended December 28, 2017, is available to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission (the “SEC”). Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact us at 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111, Attention: Investor Relations, or at telephone number (303) 792-3600 or (800) 844-0935 investor relations. You may also view the Annual Report at http://www.ncm.com at the Investor Relations link. The Annual Report does not form any part of the materials for the solicitation of proxies.

Q:	What is “householding” and how does it affect me?

A:	As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to National CineMedia, Inc., 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111, Attention: Investor Relations, or by telephone at (303) 792-3600 or (800) 844-0935.

Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Q:	Whom should I call if I have questions about the Annual Meeting?

A:	You should call MacKenzie Partners, Inc., our proxy solicitor, at 1-800-322-2885 or our Secretary at (303) 792-3600.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Beneficial Ownership

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. As of May 23, 2018, the percentage of beneficial ownership for NCM, Inc. is based on 79,003,606 shares of common stock outstanding (including unvested restricted stock) and 157,576,354 membership units outstanding for NCM LLC, of which 76,915,532 are owned by NCM, Inc. Unless indicated below, the address of each individual listed below is 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111. The following table sets forth information regarding the beneficial ownership of our common stock as of May 23, 2018, by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;

•	each of our named executive officers (“NEOs”);

•	each of our directors and nominees for director; and

•	all directors and executive officers as a group.

Name of Beneficial Owner	Shares of NCM, Inc. Common Stock	NCM LLC Common Membership Units (1)	Percent of NCM, Inc. Common Stock
Five Percent Stockholders
Regal Entertainment Group and Affiliates (“Regal”) (2)	—	30,403,438	27.8%
Cinemark Holdings, Inc. and Affiliates (“Cinemark”) (3)	—	28,779,904	26.7%
American Multi Cinema, Inc. and Affiliates (“AMC”) (4)	1,000,000	21,477,480	22.4%
Standard General L.P. (5)	14,387,113	—	18.2%
ArrowMark Colorado Holdings LLC (6)	9,590,162	—	12.1%
The Vanguard Group, Inc. and Affiliates (7)	5,823,813	—	7.4%
BlackRock, Inc. (8)	4,401,563	—	5.6%
Directors and Executive Officers
Andrew J. England	468,961	—	*
Clifford E. Marks (9)	819,271	—	1.0%
Katherine L. Scherping	121,941	—	*
Ralph E. Hardy (10)	206,619	—	*
Geri R. House (11)	151,507	—	*
Andrew P. Glaze (12)	—	—	*
Lawrence A. Goodman	50,665	—	*
David R. Haas	67,245	—	*
Thomas F. Lesinski	22,228	—	*
Lee Roy Mitchell (13)	—	—	*
Scott N. Schneider	95,864	—	*
Mark B. Segall	—	—	*
Renana Teperberg (13)	—	—	*
Paula Williams Madison	14,760	—	*
All current directors and executive officers as a group (14 persons) (9)	1,812,330	—	2.3%

*	Less than one percent

(1)	NCM LLC common membership units are redeemable at any time at the option of the holder. Upon any redemption, we may choose whether to redeem the units for shares of our common stock on a one-for-one basis or for a cash payment equal to the market price of shares of NCM, Inc. common stock. If each member of NCM LLC were to choose to redeem all of its NCM LLC common membership units and we elected, as of May 23, 2018 to issue shares of NCM, Inc. common stock in redemption of all of the units, Regal would receive 30,403,438 shares of NCM, Inc. common stock, Cinemark would receive 28,779,904 shares of NCM, Inc. common stock, and AMC would receive 21,477,480 shares of NCM, Inc. common stock. These share amounts would represent 19.3%, 18.3%, and 13.6%, respectively, of our outstanding common stock, assuming that all of the NCM LLC units held by these NCM LLC members are converted into our common stock.
(2)	Includes Regal Entertainment Group, Regal Entertainment Holdings, Inc., Regal Cinemas Corporation, Regal Cinemas, Inc., Regal CineMedia Holdings, LLC and Regal CineMedia Corporation at 101 East Blount Avenue, Knoxville, Tennessee 37920 and Cineworld Group plc at 8th Floor, Vantage London, Great West Road, Brentford, United Kingdom TW8 9AG. Represents beneficial ownership based on the Statement of Changes in Beneficial Ownership of Securities on Form 4 filed on March 20, 2017, as adjusted to include 2,828,818 common membership units of NCM LLC issued to Regal CineMedia Holdings, LLC on March 29, 2018.
(3)	Includes Cinemark Holdings, Inc., Cinemark USA Inc. and Cinemark Media, Inc. The address of these stockholders is 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. Represents beneficial ownership as of March 15, 2018 based on the Schedule 13D/A filed on March 26, 2018.
(4)	Includes American Multi-Cinema, Inc., AMC Starplex, LLC and AMC Entertainment Holdings, Inc. The address of these stockholders is One AMC Way, 11500 Ash Street, Leawood, Kansas 66211. Represents beneficial ownership as of March 15, 2018 based on the Statement of Beneficial Ownership of Securities filed on the Schedule 13D/A filed on March 22, 2018.
(5)	The address of this stockholder is 767 Fifth Avenue, 12th Floor, New York, New York 10153. Represents beneficial ownership as of March 22, 2018 based on the Statement of Changes in Beneficial Ownership filed on Form 4 filed on March 23, 2018.
(6)	The address of this stockholder is 100 Fillmore Street, Suite 325, Denver, Colorado 80206. Represents beneficial ownership as of December 31, 2017 based on the Schedule 13G/A filed on February 9, 2018.
(7)	Includes Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of these stockholders is 100 Vanguard Blvd. Malvern, Pennsylvania 19355. Represents beneficial ownership as of December 31, 2017 based on the Schedule 13G/A filed on February 9, 2018.
(8)	The address of this stockholder is 55 East 52nd Street, New York, New York 10055. Represents beneficial ownership as of December 31, 2017 based on the Schedule 13G/A filed on January 25, 2018.
(9)	Includes 262,166 stock options that were vested and exercisable within 60 days of May 23, 2018.
(10)	Mr. Hardy served as our Executive Vice President, General Counsel and Secretary until February 12, 2018. While he was a named executive officer for the fiscal year ended December 28, 2017, he is no longer an officer or employee of the Company. Includes 55,051 stock options that were vested and exercisable within 60 days of May 23, 2018.
(11)	Ms. House served as our Executive Vice President, People and Organization until December 31, 2017. While she was a named executive officer for the fiscal year ended December 28, 2017, she is no longer an officer or employee of the Company. Includes 47,776 stock options that were vested and exercisable within 60 days of May 23, 2018.
(12)	Mr. Glaze has been nominated to be a member of our Board of Directors and is a non-officer employee of Standard General L.P. who receives his compensation for his services from Standard General L.P. and will not receive any additional compensation (including equity awards) from us for his service as our director.
(13)	Mr. Mitchell and Ms. Teperberg are members of our Board of Directors who are employed by our founding members who receive compensation for their services as employees from their respective employers, but they do not receive any additional compensation (including equity awards) from us for their service as our directors.

Share Ownership, Anti-Hedging, Anti-Pledging and Clawback Policies

We have adopted share ownership guidelines, an anti-hedging policy, an anti-pledging policy and a clawback policy, which are discussed in further detail in “Compensation Discussion and Analysis.”

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. Under the director designation agreement dated as of February 13, 2007 (the “Director Designation Agreement”), each of our founding members – AMC, Cinemark and Regal – are permitted to appoint or designate up to two persons for nomination to election on our Board of Directors under the terms set forth in the Director Designation Agreement, one of whom must qualify as “independent” as required by the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and by the Nasdaq Stock Market (“Nasdaq”). See “Certain Relationships and Related Party Transactions – Director Designation Agreement.” The designees pursuant to the Director Designation Agreement for Cinemark are Thomas F. Lesinski and Lee Roy Mitchell and for Regal are Mark B. Segall and Renana Teperberg. On March 7, 2017, the U.S. Department of Justice entered into a final judgment requiring AMC to take certain actions to enable it to complete its acquisition of Carmike Cinemas, Inc. (the “Final Judgment”). As part of the Final Judgment, among other conditions, AMC was required to relinquish its governance rights in NCM LLC, including its seats on the NCM, Inc. Board of Directors as well as its rights to nominate any person to serve on the NCM, Inc. Board of Directors. AMC’s non-independent designee to our Board of Directors resigned in December 2016. AMC’s independent designee was Paula Williams Madison, who remains on the Board with a term expiring at the Annual Meeting. Ms. Madison has agreed to resign as a director upon the appointment of Andrew P. Glaze as a director, as described below. AMC is also required to divest the majority of its equity interests in NCM LLC, so that by June 20, 2019 it will own no more than 4.99% of the outstanding equity interests of the Company and NCM LLC.

Our Charter provides that directors are divided, as evenly as possible, into three classes, designated as Class I, Class II and Class III and that the number of total directors will not be more than ten. The number of current director positions is nine. The members of each class serve for staggered three-year terms. In 2018, four Class II directors are up for re-election.

Our Board of Directors has nominated four individuals for election as Class II directors at the Annual Meeting: Andrew P. Glaze, a designee of Standard General and a current director, David R. Haas, Thomas F. Lesinski, and Mark B. Segall.

If the proposed amendments to our Charter described in Proposal No. 2 are approved by our stockholders at the Annual Meeting, all Class I and Class II directors have agreed to resign following the effectiveness of the Charter Amendment. They will be immediately reappointed to the Board by the Class III directors with terms ending at the 2019 annual meeting of stockholders, so that each director will face election at the 2019 annual meeting. In addition, if Proposal No. 2 is approved, the size of our Board of Directors will be set at nine directors, with a maximum size of 11 directors.

Background of the Settlement Agreement

On June 1, 2018, the Company entered into the Settlement Agreement with Standard General.

Pursuant to a Department of Justice consent decree, AMC was required to take certain actions to enable it to complete its acquisition of Carmike Cinemas, including the divestiture of the majority of its equity interests in the Company and NCM LLC so that, by June 20, 2019, it would own no more than 4.99% of the outstanding equity interests of the Company and NCM LLC. According to a Schedule 13D/A filed by AMC, AMC sold 12,000,000 shares of the Company’s common stock to Standard General on September 20, 2017. After that sale, Standard General disclosed that it beneficially owned 12,576,000 shares of the Company’s common stock. Standard General subsequently acquired additional shares of the Company’s common stock on the open market in December 2017, and Standard General disclosed that, as of January 24, 2018, it beneficially owned 13,249,200 shares or approximately 16.9% of the Company’s outstanding common stock. Standard General acquired additional shares of the Company’s common stock on the open market in March 2018. On March 23, 2018, Standard General disclosed that, as of such date, it beneficially owned 14,387,113 shares or approximately 18.2% of the Company’s outstanding common stock.

In January 2018, representatives of Standard General met with certain of the Company’s directors, including the Company’s Chief Executive Officer Andrew England, to discuss Standard General’s views regarding the direction of the Company. At the meeting, Standard General discussed with these directors the potential appointment to the Board of two of three potential directors identified by Standard General. Standard General informed the Company that Standard General may acquire additional shares of the Company’s common stock, including shares that may be sold by AMC. Standard General also informed the Company that, in light of the then upcoming deadline for the submission of a nomination notice under the Company’s Bylaws, Standard General intended to submit a formal nomination notice to the Company shortly. On January 25, 2018, Standard General delivered a letter to the Company (the “Standard General Nomination Notice”) stating its intention to nominate two or three nominees for election at the Annual Meeting. Later that day, the Board met to discuss the Standard General Nomination Notice and potential responses to the same.

On January 31, 2018, the Board reconvened and, after discussion, determined that it should attempt to negotiate a mutually agreeable settlement with Standard General. Because two Standard General designees, if added to the Board, would have the ability to block any of the actions specified in Section 5.2 of the Charter if they voted together, the Board authorized the Company’s representatives to offer Standard General one designee to be appointed to the Board. Actions subject to approval under Section 5.2 of the Charter include, without limitation, the entry into or modification of any material agreement by the Company, amending the Charter or Amended and Restated Bylaws of the Company, the incurrence of indebtedness in excess of $15 million per year (subject to certain exceptions), and most mergers and acquisitions involving the Company. Before the Company or NCM LLC may take any of the actions specified in Section 5.2 of the Charter, such actions currently require the approval of at least 90% of the directors then in office if there are then ten directors on the Board, or the approval of at least 80% of the directors then in office if there are less than ten directors on the Board.

From February through April 2018, the Board also met on multiple occasions to consider the impact of Section 5.2 of the Charter should one or more Standard General designee be appointed to the Board and the impact of Section 4.3 of NCM LLC’s operating agreement should one or more Standard General nominees be elected to the Board in place of any founding member designees. During this period, the independent directors who were not designated by Regal or Cinemark also met separately with their outside counsel to discuss the impact on the Company if Section 4.3 of NCM LLC’s operating agreement were triggered by the outcome of a proxy contest. Pursuant to Section 4.3 of NCM LLC’s operating agreement, if any director nominee designated by a founding member under the Director Designation Agreement is not appointed to the Board, nominated by the Company or elected by the Company’s stockholders, as applicable, then each of the founding members (so long as such founding member continues to own 5% of NCM LLC’s issued and outstanding common membership units) will be entitled to approve certain actions of NCM LLC as identified in the operating agreement, including, without limitation, the approval or modification of NCM LLC’s budget and certain deviations from the budget; the incurrence of debt or the consummation of any financing transaction not provided for in the budget; the entering into or modification of most material agreements; the declaration or payment of dividends; the issuance of any additional NCM LLC units; the hiring or termination of certain officers, including the Chief Executive Officer; most material mergers, acquisitions and divestitures; the entering into any agreement to provide to any new member services similar to those set forth in NCM LLC’s exhibitor services agreements or the admission of new members; and the dissolution, liquidation of bankruptcy of NCM LLC. If triggered, these founding member approval rights would continue until the earlier of (x) the date on which the conditions that gave rise to the founding member approval rights no longer exist or (y) the delivery of written notice waiving the founding member approval rights by the founding member(s) whose designees were not nominated, appointed or elected to the Board.

In response to the Board’s offer of one Board seat, Standard General indicated that it believed that the Board should appoint two designees of Standard General as directors of the Company. The Board discussed several proposals that would have granted Standard General the right to designate two directors conditioned on a repeal of all or parts of Section 5.2 of the Charter, but these proposals , which were put forth by the independent directors not designated by Regal or Cinemark, were not adopted by the Board.

At the direction of the Board, representatives of Regal and Cinemark also met with representatives from Standard General several times from April through early May 2018. Representatives of Regal, Cinemark and Standard General and their respective counsel discussed the terms of a potential settlement agreement to the Company, which would have resulted in Standard General designating two directors, Regal and Cinemark designating five directors collectively, and the Board being composed of nine directors overall. In addition, the settlement proposal contemplated an amendment to the Charter to declassify the Board, increase the maximum number of directors from ten to eleven, and modify Section 5.2 of the Charter to eliminate the need for the approval of 80% or 90% of the directors for the actions specified therein, instead providing that such actions may be approved by a majority of the directors, but that the opposition of both designees of either Regal or Cinemark would prohibit the Company and NCM LLC from undertaking such actions. This proposed settlement was presented to the Board.

The Board met at a regularly scheduled meeting on May 3, 2018, and the independent directors not designated by Regal and Cinemark, met, in person and by phone, separately, numerous times during May 2018 to discuss terms of the proposed settlement with Standard General. Management at the Company also provided regular updates to the Board. The Board objected to increasing the number of directors designated by Regal and Cinemark from an aggregate of four directors to an aggregate of five directors. Over the course of May 2018, the participants discussed terms of a potential settlement, including that Regal and Cinemark would remain entitled to designate only four directors in the aggregate and, at the request of the unaffiliated independent directors, that if Section 5.2 of the Charter were modified to provide that the veto rights contained therein could be exercised only by Regal and Cinemark designated directors, related party transactions of the Company or NCM LLC, including transactions with Regal, Cinemark or Standard General, would need to be approved by disinterested directors. Those participants also discussed (i) that, during the standstill period, the Board’s Audit Committee would include at least one director who is neither a designee of Standard General nor a designee of Cinemark or Regal pursuant to the Director Designation Agreement, (ii) a potential amendment the Company’s Statement of Policy with Respect to Related Party Transactions to provide that, if any member of the Audit Committee, after consultation with counsel, determines that any of the Audit Committee’s members has a potential interest in a related party transaction that the Audit Committee is reviewing or that the particular related party transaction should otherwise be reviewed by a special committee, such transaction will be referred to the Board to determine whether to delegate review of such transaction to a special committee comprised solely of disinterested directors, and (iii) that, during the standstill period, the Board would not take any action to further amend the Company’s Statement of Policy with Respect to Related Party Transactions.

From May 21, 2018 through May 30, 2018, the Company (including independent directors not designated by Regal and Cinemark), Standard General, Regal, Cinemark and their respective counsel negotiated final terms of a settlement. On May 30, 2018, a final proposed Settlement Agreement was circulated. The Company’s Board of Directors approved the Settlement Agreement on the morning of June 1, 2018, following which the Settlement Agreement was executed.

Description of the Settlement Agreement

Pursuant to the Settlement Agreement, the Company agreed to appoint Mr. Glaze as a Class II director on the Company’s Board of Directors, with the effective date of Mr. Glaze’s appointment to be within 30 days of the date of the Settlement Agreement. Paula Williams Madison has indicated that she will resign from our Board immediately prior to Mr. Glaze’s appointment to our Board. In addition, the Company agreed to include Mr. Glaze in the Board’s slate of nominees for election at the Annual Meeting and submit the Charter Amendment to the stockholders for approval at the Annual Meeting.

Under the terms of the Settlement Agreement, Standard General agreed to vote, until the end of the Standstill Period (defined below), (i) in favor of each director nominated and recommended by the Board for election at any meeting of the Company’s stockholders, (ii) in favor of the Charter Amendment, (iii) in accordance with the recommendations by the Board on certain routine proposals, including Proposal No. 4 relating to the ratification of the auditors, and (iv) against any stockholder nominees not recommended by the

Board and against any proposals or resolutions to remove members of the Board. Standard General also agreed, subject to certain limitations, to refrain from certain actions during the Standstill Period, including (A) engaging in any “solicitation” or otherwise become a “participant” in any contested solicitation as such terms are used in the proxy rules of the SEC; (B) submitting any stockholder proposal or any notice of nomination or other business for consideration to the Board; (C) seeking to acquire the Company or any of its material assets, or proposing mergers, acquisitions or other business combinations involving the Company; (D) acquiring additional shares of the Company’s common stock following which Standard General would economically own or have a total net long position greater than 30% of the Company’s outstanding common stock; and (E) certain other actions specified in the Settlement Agreement.

The term “Standstill Period” means the period of time starting on the date of the Settlement Agreement and ending upon the earlier of (i) the Annual Meeting, if the Company’s stockholders do not approve the Charter Amendment, which is Proposal No. 2, at the Annual Meeting, and (ii) 30 days prior to the deadline for stockholder nominations and proposals for the Company’s 2022 Annual Meeting of Stockholders, but in any event no later than February 28, 2022. However, Standard General may terminate the Standstill Period if any of its designees fail to be elected to the Board and the Board does not appoint such designees to the Board within the time periods specified in the Settlement Agreement. In addition, the Standstill Period will be suspended at any time when Standard General’s aggregate beneficial ownership of the Company’s common stock falls below 7,900,361 shares (the “Minimum Ownership Level”), and in the event that Standard General subsequently acquires beneficial ownership of the Company’s common stock that exceeds the Minimum Ownership level, the Standstill Period shall resume, including all associated obligations and restrictions.

If the Company’s stockholders approve the Charter Amendment at the Annual Meeting, the Company has agreed to nominate two individuals designated by Standard General for election at the Company’s 2019 Annual Meeting of Stockholders and at each subsequent annual meeting occurring during the Standstill Period, subject to the designees satisfying certain criteria. If the Company’s stockholders do not approve the Charter Amendment at the Annual Meeting, the Company will not be required to nominate any Standard General designees at the 2019 Annual Meeting, although Mr. Glaze will continue to serve as a Class II director with a term ending at the Company’s 2021 Annual Meeting of Stockholders. At the Company’s request, Standard General will cause its designees to resign from the Board if Standard General’s aggregate beneficial ownership of the Company’s common stock falls below the Minimum Ownership Level.

The Company agreed that the size of the Board will not exceed nine directors during the Standstill Period, subject to an increase only to appoint designees of Standard General that are not otherwise elected to the Board as set forth in the Settlement Agreement. The Company further agreed that upon the request of Standard General, the Board will appoint a Standard General designee to serve as a member of any committee of the Board requested by Standard General other than the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, subject to certain limitations in the Settlement Agreement. Effective upon his appointment to the Board, Mr. Glaze will initially serve on the Compensation Committee and Nominating and Governance Committee of the Board. Neither Standard General nor Mr. Glaze will be compensated for Mr. Glaze’s service on the Board.

In connection with the Settlement Agreement, the parties agreed to amend the Company’s Statement of Policy with Respect to Related Party Transactions to provide that if any member of the Audit Committee, after consultation with counsel, determines that any of its members has a potential interest in a related party transaction that it is reviewing or that the particular related party transaction should otherwise be reviewed by a special committee, such transaction will be referred to the Board to determine whether to delegate review of such transaction to a special committee comprised solely of disinterested directors. The Settlement Agreement also provides that (i) that, during the standstill period the Board’s Audit Committee will include at least one director who is neither a designee of Standard General nor a designee of Cinemark or Regal pursuant to the Director Designation Agreement and (ii) that, during the standstill period, the Board will not take any action to further amend the Company’s Statement of Policy with Respect to Related Party Transactions.

Stockholders are encouraged to read the Settlement Agreement, a copy of which was included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 1, 2018.

Business Experience of the Nominees

We are soliciting proxies in favor of the election or re-election of each of the nominees identified below. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by our Board of Directors. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, our Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director.

The names of the nominees and other information about them, including their directorships at public companies held at any time during the past five years, if applicable, and their involvement in certain legal proceedings during the past ten years, if applicable, are set forth below. In addition, we have included information about each nominee’s experience, qualifications, attributes or skills that led our Board to conclude that the nominee should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate structure.

Andrew P. Glaze. Mr. Glaze has served as a Research Analyst at Standard General since 2016. Before joining Standard General, Mr. Glaze was a Managing Director at Claar Advisors, LLC, which he joined in 2014. Mr. Glaze was the founder, and, from 2009 to 2014, the Chief Investment Officer of, Emys Capital, LLC. Prior to this he was an investment banking associate on the Consumer and Leveraged Finance teams at Merrill Lynch. Mr. Glaze began his career in the United States Army where he served as an officer for five years in the 1st Cavalry division. As part of his service, Mr. Glaze deployed to Baghdad, Iraq for one year where he served with distinction as a Captain and Aviation Brigade Fire Support Officer. Mr. Glaze is a service-disabled veteran. He holds a B.S. from the United States Military Academy at West Point and an M.B.A. from Columbia Business School, where he participated in the highly selective Value Investing Program. He is also a member of the Success Academy Charter Network Advisory Board. Mr. Glaze is a Chartered Financial Analyst.

Mr. Glaze’s extensive experience in financial analysis and organizational leadership qualifies him to serve on our Board.

David R. Haas. Mr. Haas has served as a director of NCM, Inc. and chairman of its Audit Committee since February 2007. His current term as director expires in 2018. He has been a private investor and financial consultant since January 1995. Mr. Haas was a Senior Vice President and Controller for Time Warner, Inc. from January 1990 through December 1994.

Mr. Haas’ experience as a former high-ranking financial executive in a media company qualifies him to serve on our Board of Directors and as chairman of our Audit Committee and to provide guidance to our internal audit function and financial advice to our Board. In addition, Mr. Haas’ previous experience serving on several public company boards and audit committees has provided him a broad-based understanding of financial risks and compliance expertise.

Thomas F. Lesinski. Mr. Lesinski has served as a director of NCM, Inc. since December 2014, as co-chairman of its Compensation Committee since January 2017 and as chairman of its Compensation Committee since July 2017. His current term as director expires in 2018. Mr. Lesinski has served as the Chief Executive Officer of Sonar Entertainment, an independent entertainment studio, since January 2016. Mr. Lesinski served as the founder and CEO of Energi Entertainment, a multi-media content production company, from August 2014 until December 2015.    From 2013 to 2014, Mr. Lesinski was President of Digital Content and Distribution at Legendary Entertainment, a leading media company dedicated to owning, producing and delivering content to mainstream audiences with a targeted focus on the powerful fandom demographic. Prior to that role, from 2006 to 2013, Mr. Lesinski served as President, Digital Entertainment at Paramount Pictures, a global producer and distributor of filmed entertainment. Mr. Lesinski also served as President of Worldwide Home Entertainment at Paramount Pictures for three years, prior to which, he spent ten years in various leadership positions at Warner Bros. Entertainment and was a Managing Director for an advertising agency.

Mr. Lesinski’s experience in home entertainment and digital media gives him the experience to critically review the various business considerations necessary to run a business such as ours and offers a valuable perspective as the media marketplace becomes more competitive, particularly with the growth of online and mobile advertising platforms. Mr. Lesinski’s experience as a Chief Executive Officer provides valuable perspective as chairman of our Compensation Committee.

Mark B. Segall. Mr. Segall has served as a director of NCM, Inc. since March 2018. His current term as director expires in 2018. Mr. Segall is the owner and Managing Director of Kidron Corporate Advisors, LLC, a New York based mergers and acquisitions corporate advisory boutique founded in 2003, and has been the CEO of Kidron Capital Advisors LLC since 2009. Previously, he served as the Co-Chief Executive Officer of Investec, Inc., an asset management company, from 2001 to 2003, following his role as Investec Inc.’s head of investment banking and general counsel. Prior to that, he was a partner at the law firm of Kramer, Levin, Naftalis & Frankel LLP, specializing in cross-border mergers and acquisitions and capital markets activities. Mr. Segall serves as a director of the following public companies: Integrated Asset Management Plc (2000 to 2014 and 2018 to present) and Bel Fuse, Inc (2011 to present). In the past five years he has served on other public company boards including: Ronson Europe N.V. (2008 to 2017), Temco Service Industries, Inc. (2011 to 2016), Infinity Cross Border Acquisition Corp. (2012 to 2014), and ATMI, Inc. (2013 to 2014). Mr. Segall also serves on a number of private company boards.

Mr. Segall’s two decades of board leadership experience at both public and private companies, gives him the ability to offer guidance to the Company and its operations.

Vote Required

Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the Annual Meeting.

Recommendation

Our Board of Directors recommends that stockholders vote FOR each of the nominees for director. If not otherwise specified, proxies will be voted FOR each of the nominees for director.

Board Composition

The following table provides information regarding our directors and director nominees.

Name	Age	Position
Scott N. Schneider	60	Chairman (Class I)
Andrew J. England	53	Chief Executive Officer and Director (Class I)
Andrew P. Glaze	39	Director nominee (Class II)
Lawrence A. Goodman	64	Director (Class I)
David R. Haas	76	Director (Class II)
Thomas F. Lesinski	58	Director (Class II)
Lee Roy Mitchell	81	Director (Class III)
Mark B. Segall	55	Director (Class II)
Renana Teperberg	41	Director (Class III)

Set forth below is a brief description of the business experience of each of the individuals who, in addition to the nominees whose business experience is set forth above, currently serve on our Board and are expected to continue to serve as our directors following the annual meeting, including their directorships at public companies held at any time during the past five years, if applicable, and their involvement in certain legal proceedings during the past ten years, if applicable. In addition, we have included information about each director’s specific experience, qualifications, attributes or skills that led the Board to conclude that the director should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate structure.

Andrew J. England. Mr. England was appointed Chief Executive Officer and Director of NCM, Inc. on January 1, 2016. His current term as director expires in 2020. Mr. England has a long career in marketing, previously serving as the Executive Vice President and Chief Marketing Officer of MillerCoors, LLC from 2010 until July 2015. From 2008 to 2010, Mr. England served as the Chief Marketing Officer of the then newly formed MillerCoors, LLC. From 2006 to 2008 he served as Chief Marketing Officer of Coors Brewing Co. Prior to that, Mr. England was Vice President and General Manager of Hershey’s Snacks division, Director of the Reese’s Brand, and held various marketing and brand management positions for over ten years at Nabisco Biscuit Company and Cadbury Schweppes. Mr. England holds a Master of Business Administration degree from Stanford University and a bachelor’s degree in Engineering Science from Durham University in the United Kingdom.

Mr. England’s extensive experience as an executive in the marketing industry brings valuable experience to our Board regarding our strategic and operating objectives. Further, his position as our Chief Executive Officer provides insight to all aspects of the Company, including its management, operations and financial requirements. Mr. England also offers exceptional leadership skills to our Board.

Lawrence A. Goodman. Mr. Goodman has been a director since February 2007. He was chairman of the Compensation Committee of NCM, Inc. from February 2007 to July 2017 (co-chairman from January 2017 to July 2017). His current term as director expires in 2020. Mr. Goodman founded White Mountain Media, a media consulting company, in July 2004 and served as its president since inception until 2015. From July 2003 to July 2004, Mr. Goodman was retired. From March 1995 to July 2003, Mr. Goodman was the President of Sales and Marketing for CNN, a division of Turner Broadcasting System, Inc.

Mr. Goodman’s extensive background in the media industry allows him to provide media sales and marketing advice to our management and Board. Mr. Goodman brings significant business experience to provide strategies and solutions to resolve the issues addressed by our Board.

Lee Roy Mitchell. Mr. Mitchell has served as a director of NCM, Inc. since October 2006. His current term as director expires in 2019. Mr. Mitchell has served as Chairman of the Board of Cinemark Holdings, Inc. since

March 1996 and as a director since its inception in 1987. Mr. Mitchell served as Chief Executive Officer of Cinemark Holdings, Inc. from its inception in 1987 until December 2006, Vice Chairman of the Board from March 1996 and was President from inception in 1987 until March 1993.

Mr. Mitchell has over four decades of executive leadership experience, including a key role in the theater industry and brings important institutional knowledge to our Board. Mr. Mitchell’s experience enables him to share with our Board suggestions about how similarly situated companies effectively assess and undertake business considerations and opportunities. Since Mr. Mitchell is a Board designee for one of our founding members, he brings to our Board the perspective of a major stakeholder.

Scott N. Schneider. Mr. Schneider has been a director of NCM, Inc. since February 2007 and currently serves as the Chairman of our Board. He also served as lead director from October 2014 through January 2016 and served as Non-Employee Executive Chairman of NCM, Inc. from January 2016 through January 2018. His current term as director expires in 2020. Mr. Schneider became the Chief Executive Officer of AHC LLC, a financial consulting and advisory firm in October 2009. He served as Operating Partner and Chairman, Media and Communications, of Diamond Castle Holdings, LP, a private equity firm, from January 2005 to September 2009. From 2001 to 2004, Mr. Schneider served in various senior executive capacities including President, Chief Operating Officer and Vice Chairman of the Board of Citizens Communications Company.

Mr. Schneider’s extensive experience in senior leadership positions at several public and private media companies makes him well suited to understand and advise our Board on complex managerial, strategic and financial considerations and to serve as Non-Employee Executive Chairman. He has a strong knowledge of the nuances of financial markets and is able to provide a variety of perspectives on financial and operational issues as well as provide guidance to assist the Company with its public communications.

Renana Teperberg. Ms. Teperberg has served as a director of NCM, Inc. since March 2018. Her current term as director expires in 2019. Ms. Teperberg has served as Chief Commercial Officer of Cineworld Group plc since 2016 and Senior Vice President Commercial from 2014 to 2015. Prior to that time, she served as Head of Programming and Marketing for Cinema City International from 2002 to 2013. On February 28, 2018, Cineworld Group plc acquired the parent corporation of Regal.

Ms. Teperberg has extensive experience in the cinema industry which enables her to share with our Board suggestions about how similarly situated companies effectively assess and undertake business considerations and opportunities.

Independence of our Board of Directors

Our Board of Directors has determined that Andrew P. Glaze, Lawrence A. Goodman, David R. Haas, Thomas F. Lesinski, Scott N. Schneider and Mark B. Segall, all current directors or director nominees, qualify as “independent” directors under the rules promulgated by the SEC under the Exchange Act, and by Nasdaq. There are no family relationships among any of our executive officers, directors or nominees for director. For further detail of related party transactions, refer to “Certain Relationship and Related Party Transactions” located elsewhere in this document.

Company Leadership Structure

Our Board determined to split the roles of Chairman of the Board of Directors and Chief Executive Officer. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman sets the agenda for Board meetings and presides over meetings of the full Board in their oversight role. We believe this leadership structure will best serve the objectives of our Board’s oversight of management, our Board’s ability to carry out its roles and responsibilities on behalf of our stockholders, and the Company’s overall corporate governance.

Mr. Schneider assumed the position of Chairman of our Board of Directors on January 1, 2016 and on January 20, 2016, our Board appointed him as the Non-Employee Executive Chairman during the CEO transition period. On January 24, 2018, our Board reappointed him Chairman of our Board of Directors.

Our Board plans to periodically review the leadership structure to determine whether it continues to best serve the Company and our stockholders.

Board’s Role in Risk Oversight

Our Board as a whole has responsibility for risk oversight, including setting the “tone at the top” regarding the importance of risk management. Our Board reviews information on the Company’s credit, liquidity and operations, as well as reports from management on enterprise risk and committee reports. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation. Our Audit Committee is responsible for overseeing the management of financial risks. Our Nominating and Governance Committee is responsible for overseeing the management of risks associated with board independence and potential conflicts of interests. While each committee is responsible for evaluating and overseeing the management of such risks, the entire Board is regularly informed of each committee’s analysis.

Katherine L. Scherping, Chief Financial Officer is our Chief Risk Officer. The Chief Risk Officer provides periodic updates to our Board on the strategic, operational, financial, compliance and reputational risks facing the Company, which serves to ensure that risk management is a priority within the organization and the Company’s risk oversight is aligned with its strategies.

Compensation Risk Assessment

We do not believe we have compensation practices that are reasonably likely to have a material adverse effect on the Company. Our Compensation Committee reviews the compensation policies and practices for all employees, including executive officers. Among other things, our Compensation Committee considers whether the compensation program encouraged excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, our Compensation Committee does not believe that our compensation program encourages excessive or inappropriate risk-taking. Our Compensation Committee believes that the design of our compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.

Meetings of our Board of Directors and Standing Committees

Our Board of Directors held eleven meetings during the fiscal year ended December 28, 2017. During our 2017 fiscal year, no director then in office attended fewer than 75% of the aggregate total number of meetings of our Board of Directors held during the period in which he or she was a director and of the total number of meetings held by all of the committees of our Board of Directors on which he or she served. The Company does not have a formal policy regarding attendance by members of our Board of Directors at the Company’s Annual Meeting, but encourages our directors to attend. All nine of our directors attended our Annual Meeting of Stockholders held on April 28, 2017. The three standing committees of our Board of Directors are our Audit Committee, our Compensation Committee and our Nominating and Governance Committee. Periodically our Board has established a special committee to review significant transactions and other matters. For example, in 2017 a special committee of our Board of Directors was formed to consider the implications of AMC’s Memorandum of Understanding with the Department of Justice regarding the acquisition of Carmike Cinemas, Inc. The special committee during 2017 consisted of the three independent directors who were not designated by one of NCM LLC’s founding members, Messrs. Goodman, Haas and Schneider. There were sixteen meetings of the special committee during our 2017 fiscal year.

The following table shows the current membership:

DIRECTOR COMMITTEE MEMBERSHIP

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Board of Directors
Andrew J. England				X
Lawrence A. Goodman		X	X	X
David R. Haas	Chair	X		X
Thomas F. Lesinski	X	Chair		X
Paula Williams Madison		X	Chair	X
Lee Roy Mitchell				X
Scott N. Schneider	X		X	Chair
Mark B. Segall				X
Renana Teperberg			X	X

Audit Committee

Our Audit Committee consists of David R. Haas (chairman), Thomas F. Lesinski and Scott N. Schneider. Each of the committee members was determined to be “independent” as required by the rules promulgated by the SEC under the Exchange Act, and by the Nasdaq. Each of them also meets the financial literacy requirements of the Nasdaq. Our Board of Directors has determined that Mr. Haas qualifies as an “audit committee financial expert” as defined in the federal securities laws and regulations.

Our Audit Committee is primarily concerned with overseeing management’s processes and activities relating to the following:

(1)	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;

(2)	the independent auditor’s qualifications and independence;

(3)	the performance of our internal audit function and independent auditor; and

(4)	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

Our Audit Committee also is responsible for establishing procedures for the receipt of complaints regarding our accounting, internal accounting controls or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Our Audit Committee’s responsibilities are set forth in its charter, the current version of which was most recently approved by our Board in connection with the Settlement Agreement. The current version of the charter is available on our website at www.ncm.com at the Investor Relations link. There were eight meetings of our Audit Committee during our 2017 fiscal year.

Compensation Committee

Our Compensation Committee consists of Thomas F. Lesinski (chairman), Lawrence A. Goodman, David R. Haas and Paula Williams Madison. If elected as a director at the Annual Meeting, Andrew P. Glaze is expected to serve on the Compensation Committee. Each member was determined to be “independent” as defined in the rules promulgated by the SEC under the Exchange Act and by Nasdaq, and each also qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

Our Compensation Committee’s purposes, as set forth in its charter, are:

(1)	to assist our Board in discharging its responsibilities relating to compensation of our CEO and other executives;

(2)	to administer our equity incentive plans (other than equity compensation for non-employee directors which is administered by our Board); and

(3)	to have overall responsibility for approving and evaluating all of our compensation plans, policies and programs that affect our executive officers.

Our Compensation Committee’s responsibilities are set forth in its charter, which is reviewed at least annually. The current Compensation Committee charter was most recently reviewed by the Committee and approved by our Board in January 2018. The current version of the charter is available on our website at www.ncm.com at the Investor Relations link. There were eight meetings of our Compensation Committee during our 2017 fiscal year.

Our Compensation Committee performs such functions and has the authority and responsibilities enumerated in its charter. Our Compensation Committee is authorized to form and delegate responsibility to subcommittees of our Compensation Committee as it deems necessary or appropriate, provided, however, that any such subcommittees shall meet all applicable independence requirements and that our Compensation Committee shall not delegate to persons other than independent directors any functions that are required under applicable law, regulation or Nasdaq rule to be performed by independent directors.

Our Compensation Committee engaged ClearBridge Compensation Group, LLC (“ClearBridge”), a nationally recognized consulting firm, to assess the competitiveness of compensation for the executive officers and provide independent advice and recommendations to our Compensation Committee regarding executive compensation. Prior to retaining ClearBridge, our Compensation Committee reviewed ClearBridge’s independence as contemplated by the committee’s charter and applicable Nasdaq rules, and determined that there were no conflicts of interest and that ClearBridge is independent from the Company, our Compensation Committee and our executive officers.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Paula Williams Madison, Lawrence A. Goodman and Scott N. Schneider. If elected as a director at the Annual Meeting, Andrew P. Glaze is expected to serve on the Nominating and Governance Committee. Each of the members of our Nominating and Governance Committee was determined to be independent in accordance with Nasdaq rules and relevant federal securities laws and regulations.

Our Nominating and Governance Committee’s purposes, as set forth in its charter, are:

(1)	to identify individuals qualified to become Board members, and to recommend director nominees to our Board;

(2)	to oversee the evaluation of our management and our Board; and

(3)	to review from time to time the Corporate Governance Guidelines applicable to us and to recommend to our Board such changes as it may deem appropriate.

Our Nominating and Governance Committee’s responsibilities are set forth in its charter, which was most recently reviewed by the Committee and approved by our Board in January 2018. The current version of the charter as well as our Corporate Governance Guidelines are available on our website at www.ncm.com at the Investor Relations link. There were four meetings of our Nominating and Governance Committee during our 2017 fiscal year.

Other than the director candidates designated by our founding members or by Standard General pursuant to the Settlement Agreement, our Nominating and Governance Committee identifies individuals qualified to become Board members and recommends director nominees to our Board for each annual meeting of stockholders or in connection with filling a vacancy on our Board between annual meetings. It also reviews the qualifications and independence of the members of our Board of Directors and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any changes in the overall composition of our Board of Directors and its committees. Our

Nominating and Governance Committee recommends to our Board of Directors the terms of our Corporate Governance Guidelines. Our Nominating and Governance Committee reviews such guidelines and the provisions of our Nominating and Governance Committee charter on a regular basis to confirm that such guidelines and charter remain consistent with sound corporate governance practices and with any legal, regulatory or Nasdaq requirements. Our Nominating and Governance Committee also monitors our Board of Directors and our compliance with any commitments made to regulators or otherwise regarding changes in corporate governance practices and leads our Board of Directors in its annual review of our Board of Directors.

Nomination of Directors. The nominees for election or re-election to our Board of Directors at the 2018 Annual Meeting were formally nominated by our Nominating and Governance Committee, and were approved by our Board of Directors on June 1, 2018.

As the need to fill vacancies arises in the future, our Nominating and Governance Committee will refer to its list of potential candidates that is maintained and updated on an on-going basis and will seek individuals qualified to become Board members for recommendation to our Board. Our Nominating and Governance Committee would consider potential director candidates recommended by stockholders and use the same criteria for screening all candidates, regardless of who proposed such candidates. See “Stockholder Communications” below for information on how our stockholders may communicate with our Board of Directors. See “Proposals of Stockholders” below for further information on making director nominations.

Our Nominating and Governance Committee and Board of Directors consider whether candidates for nomination to our Board of Directors possess the following qualifications, among others:

(a)	the highest level of personal and professional ethics, integrity, and values;

(b)	expertise that is useful to us and is complementary to the background and expertise of the other members of our Board of Directors;

(c)	a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on our Board of Directors;

(d)	a desire to ensure that our operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules, and regulations; and

(e)	a dedication to the representation of the best interests of all our stockholders, including our founding members.

Diversity of Directors. In considering whether to recommend any candidate for inclusion in the slate of director nominees, our Nominating and Governance Committee complies with the Company’s Corporate Governance Guidelines and Corporate Code of Conduct. In addition to considering the qualifications listed above, the Committee seeks nominees that will complement the existing members and provide diversity of background, professional expertise, gender and ethnicity. Our Nominating and Governance Committee periodically reviews and assesses its evaluation process for considering nominee directors.

STOCKHOLDER COMMUNICATIONS

Our Board of Directors provides a process for stockholders to send communications to our Board. Information on communicating directly with our Board of Directors is available on our website at www.ncm.com at the Investor Relations link.

PROPOSAL NO. 2:

PROPOSED CHARTER AMENDMENT

Pursuant to the Settlement Agreement, the Company agreed to seek stockholder approval to amend and restate the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to (i) increase the maximum size of the Board, (ii) declassify the Board, (iii) limit the applicability of certain approval rights of any two members of the Board to only those members of the Board appointed by Cinemark or Regal and (iv) make conforming changes related to the preceding amendments (collectively, the “Charter Amendment”). In addition, pursuant to the Settlement Agreement, in order to facilitate the immediate election of all directors on an annual basis beginning with the 2019 annual meeting, each of the Company’s four nominees for election at the 2018 Annual Meeting and each of the Company’s Class I directors and Class II directors/nominees has agreed, if the Charter Amendment is approved, he or she would resign immediately following the effectiveness of the Charter Amendment after the Annual Meeting and will be immediately reappointed to the Board, but not as a member of any class of the Board, with terms ending at the 2019 annual meeting of stockholders.

The Charter Amendment is set forth below. The Board believes that the Charter Amendment is in the best interests of the stockholders. A majority of companies included in the S&P 500 index have declassified boards, which allow stockholders to elect all directors on an annual basis. The Settlement Agreement provides that if the Charter Amendment is not approved by the Company’s stockholders, (i) the Settlement Agreement will terminate, (ii) the Board will remain classified, the nominees for election at the Annual Meeting will continue to serve for a three year term, and directors elected at the 2019 annual meeting would serve for a term ending at the 2022 annual meeting, (iii) directors would only be removable by the stockholders for cause, (iv) the Company would not be obligated to nominate a second nominee of Standard General at the 2019 Annual Meeting, (v) Standard General would not be subject to any standstill provisions and (vi) the approval rights currently contained in Section 5.2 of the Charter will remain in effect, allowing any two directors of the Board to block certain corporate actions.

Description of the Charter Amendment

Increase the maximum size of our Board

Currently, the Charter provides that the number of directors on our Board shall be fixed by our bylaws, but shall not be more than ten directors. Under the Charter Amendment, Article V, Section 5.1(a) of the Charter would be amended to set the current size of the Company’s Board at nine directors, which number may be adjusted under our bylaws up to a maximum of 11 directors in order to ensure our compliance with our obligations to appoint Standard General nominees pursuant to the Settlement Agreement. Our Board of Directors will also adopt upon stockholder approval of this Proposal No. 2, certain conforming changes to our bylaws to reflect the Charter Amendment.

Declassify our Board

Currently, the Charter provides that directors are divided as evenly as possible into three classes, designated as “Class I,” “Class II” and “Class III,” each serving a three-year term. Under the Charter Amendment, Article V, Section 5.1(b) of the Charter would be amended to immediately declassify the Board into a single class. If the Charter Amendment is approved, Article V, Section 5.1(b) of the Charter will be amended to provide that the terms of each of the Company’s directors elected at an annual meeting of stockholders would expire at the next annual meeting of stockholders, with each director serving a one year-term (or until his or her successor is duly elected and qualified or until his or her death, resignation or removal).

In addition, consistent with Delaware law, our Charter and our bylaws currently provide that the members of the Board are removable only for cause as a result of the current classified structure. The Charter Amendment would provide that, once the Board is declassified, directors may be removed with or without cause.

Amend Certain Board Approval Rights of our Directors for Certain Corporate Actions

The Charter Amendment would amend the first paragraph of Article V, Section 5.2 of the Charter to alter certain approval rights of our Directors for certain corporate actions.

Under the current Charter, so long as a Founding Member beneficially owns at least 5% of NCM LLC’s issued and outstanding common membership units, approval of at least 90% of the directors then in office (provided that if the Board has fewer than ten directors, then the approval of at least 80% of the directors then in office) will be required before we may take any of the certain corporate actions listed below or before we, in our capacity as manager of NCM LLC, may authorize NCM LLC to take any of such actions.

Under the Charter Amendment, so long as either of Regal or Cinemark owns at least 5% of NCM LLC’s issued and outstanding common membership units, if the two directors appointed by Cinemark or the two directors appointed by Regal (except that if either Cinemark or Regal has only appointed one director, and such director qualifies as an “independent director” under the applicable rules of The Nasdaq Stock Market LLC, then such director) vote against any of the certain corporate actions listed below, we and NCM LLC will be prohibited from taking any such actions. Accordingly, the Charter Amendment would limit the approval rights for the actions listed below to a specified subset of the Board, thereby limiting the “blocking” rights that would otherwise apply to any two directors. If the Charter Amendment is not approved, then any two directors may “block” the Company from taking the actions listed below.

Such veto (whether under the current Charter or the Charter Amendment) would be required before we are prohibited from taking any of the following actions or we, in our capacity as manager of NCM LLC, may authorize NCM LLC to take any of the following actions:

•	assign, transfer, sell or pledge all or a portion of the membership interests of NCM LLC beneficially owned by NCM, Inc.;

•	acquire, dispose, lease or license assets with an aggregate value exceeding 20% of the fair market value of the business of NCM LLC operating as a going concern;

•	merge, reorganize, recapitalize, reclassify, consolidate, dissolve, liquidate or enter into a similar transaction;

•	incur any funded indebtedness or repay, before due, any funded indebtedness with a fixed term in an aggregate amount in excess of $15.0 million per year;

•	issue, grant or sell shares of NCM, Inc. common stock, preferred stock or rights with respect to common or preferred stock, or NCM LLC membership units or rights with respect to membership units, except under specified circumstances;

•	authorize, issue, grant or sell additional membership interests or rights with respect to membership interests of NCM LLC (with certain exceptions);

•	amend, modify, restate or repeal any provision of NCM, Inc.’s certificate of incorporation or bylaws or the NCM LLC operating agreement;

•	enter into, modify or terminate certain material contracts not in the ordinary course of business as defined under applicable securities laws;

•	except as specifically set forth in the NCM LLC operating agreement, declare, set aside or pay any redemption of, or dividends with respect to membership interests;

•	amend any material terms or provisions (as defined in the Nasdaq rules) of NCM, Inc.’s equity incentive plan or enter into any new equity incentive compensation plan;

•	make any change in the current business purpose of NCM, Inc. to serve solely as the manager of NCM LLC or any change in the current business purpose of NCM LLC to provide the services as set forth in the ESAs (as defined below); and

•	approve any actions relating to NCM LLC that could reasonably be expected to have a material adverse tax effect on the Founding Members.

Complete Text of the Proposed Charter Amendment

Appendix A to this proxy statement provides the amendments to the relevant sections of our Charter that would result if the Charter Amendment is approved by our stockholders. The descriptions of the Charter Amendment set forth herein are qualified in their entirety by reference to the text of the amendment attached as Appendix A hereto.

Vote Required

Approval of the Charter Amendment by our stockholders requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock voting in favor of this Proposal No. 2.

Recommendation

Our Board of Directors recommends that stockholders vote FOR Proposal No. 2, and approve the Charter Amendment presented in this proxy statement.

PROPOSAL NO. 3:

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

As required under Section 14A of the Securities Exchange Act, stockholders are being asked to approve, on an advisory basis, the Company’s executive compensation, also known as “say-on-pay.” We currently hold this vote annually. This non-binding advisory approval of the Company’s executive compensation considers the information in this proxy statement included in the “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosures.

Our Compensation Committee believes that the Company’s compensation policies and procedures are aligned with the short and long-term interests of stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. A significant portion of the compensation of our NEOs is tied closely to the financial performance of the Company (in 2017 approximately 56% of total compensation, assuming 100% achievement of targets, and approximately 52% of total compensation, based upon actual 2017 performance bonuses paid), thus aligning our officers’ interests with those of our stockholders, including the annual performance bonus and equity incentives (refer to “Compensation Discussion and Analysis – Pay-for-Performance”). Under these programs, we provide our executives with incentives to achieve specific annual and long-term company performance goals established by our Compensation Committee. Our Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our stockholders and current market practices and do not encourage excessive risk-taking.

Because your approval is advisory, it will not be binding on either our Board of Directors or the Company. However, our Compensation Committee and Board value the opinions of our stockholders and will take into account the result of the vote on this proposal when considering future executive compensation arrangements.

Our stockholders have the opportunity to vote, on an advisory basis, for the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement is hereby APPROVED.”

Vote Required

Approval of the foregoing resolution by our stockholders, on an advisory basis, requires the affirmative vote of a majority of the votes cast on this proposal voting in favor of this Proposal No. 3.

Recommendation

Our Board of Directors recommends that stockholders vote FOR Proposal 3, and approve, on an advisory basis, the Company’s executive compensation program, as presented in this proxy statement.

PROPOSAL NO. 4:

RATIFICATION OF INDEPENDENT AUDITORS

A resolution will be presented at the Annual Meeting to ratify the appointment by our Audit Committee of the firm Deloitte & Touche LLP as independent auditors to audit our financial statements for the 2018 fiscal year ending December 27, 2018 and to perform other approved accounting services.

Ratification by our stockholders of the selection of Deloitte & Touche LLP as our independent auditors is not required by applicable law, our certificate of incorporation, our bylaws or otherwise. However, our Board of Directors considers the selection of our independent auditors to be an important matter of stockholder concern and is submitting the selection of Deloitte & Touche LLP for ratification by stockholders as a matter of good corporate practice. If the stockholders do not ratify the selection of Deloitte & Touche LLP as our independent auditors, our Audit Committee will reconsider whether to retain Deloitte & Touche LLP. Even if the selection of Deloitte & Touche LLP is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

We paid Deloitte & Touche LLP, the Company’s independent registered public accounting firm for fiscal years 2017 and 2016, the following amounts:

	2017	2016
Audit Fees (1)	$1,029,600	$1,139,700
Audit Related Fees (2)	30,000	224,600

Total Audit and Related Fees	1,059,600	1,364,300
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,059,600	$1,364,300

(1)	In 2017, audit fees include $102,500 of fees for the issuance of consents and comfort letters in connection with registration statement filings. For fiscal year 2016, audit fees include $256,895 of fees for the issuance of consents and comfort letters in connection with registration statement filings and debt offerings.
(2)	In 2017, audit related fees consisted of $20,000 for the assistance with debt offerings and periodic filings for NCM LLC’s founding members, which was reimbursed to NCM LLC by the founding members and $10,000 due to other audit related services. For fiscal year 2016, audit related fees consisted of assistance with debt offerings and periodic filings for NCM LLC’s founding members, all of which was reimbursed to NCM LLC by the founding members.

Pre-Approval Policies and Procedures

All auditing services, internal control-related services, and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent auditors must be approved by our Audit Committee in advance, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act that are approved by our Audit Committee prior to the completion of the audit. Our Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members or may delegate authority to one or more members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that all decisions to grant pre-approvals pursuant to such delegated authority will be presented to the entire Audit Committee at its next scheduled meeting. Effective with the completion of our initial public offering in February 2007, all of our independent auditors’ services were pre-approved by our Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of the votes cast on this proposal is required to approve Proposal No. 4.

Recommendation

Our Board of Directors recommends that stockholders vote FOR Proposal No. 4.

AUDIT COMMITTEE REPORT

The charter of our Audit Committee specifies that the purpose of the Committee is to assist our Board in the oversight of management’s processes and activities relating to the following:

•	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;

•	the independent auditor’s qualifications and independence;

•	the performance of our internal audit function and independent auditor; and

•	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

As part of fulfilling its responsibilities, our Audit Committee reviewed and discussed the audited consolidated financial statements of NCM, Inc. for fiscal year ended December 28, 2017 with management and discussed those matters required by Auditing Standard No. 16, Communications with Audit Committees (as amended), as well as all other matters required to be discussed with Deloitte & Touche LLP, our independent registered public accounting firm. Our Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with our Audit Committee concerning independence, and has discussed that firm’s independence with representatives of the firm with respect to NCM, Inc.

Based upon our Audit Committee’s review of the audited consolidated financial statements and its discussions with management and Deloitte & Touche LLP, our Audit Committee recommended that our Board of Directors include the audited consolidated financial statements for the fiscal year ended December 28, 2017 in NCM, Inc.’s Annual Report on Form 10-K filed with the SEC.

Audit Committee of National CineMedia, Inc.
David R. Haas, Chairman
Thomas F. Lesinski
Scott N. Schneider

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included elsewhere in this report with management and, based on such review and discussions, the Compensation Committee recommended that the Board of Directors include such disclosure for the fiscal year ended December 28, 2017 in NCM, Inc.’s Annual Report on Form 10-K, 10-K/A and Proxy Statement filed with the SEC.

Compensation Committee of National CineMedia, Inc.
Thomas F. Lesinski, Chairman
Lawrence A. Goodman
David R. Haas
Paula Williams Madison

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We do not have any interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) explains the executive compensation program for the following individuals, who are referred to as the “Named Executive Officers” (“NEOs”).

•	Andrew J. England – Chief Executive Officer and Director

•	Clifford E. Marks – President

•	Katherine L. Scherping – Chief Financial Officer

•	Ralph E. Hardy – Former Executive Vice President and General Counsel (until February 12, 2018)

•	Geri R. House – Former Executive Vice President, People and Organization (until December 31, 2017)

Executive Summary

Fiscal Year 2017 Performance. Total revenue for the year ended December 28, 2017 decreased 4.8% to $426.1 million from $447.6 million for the comparable period last year. Adjusted OIBDA decreased 11.1% to $205.1 million for the full year of 2017 from $230.7 million for the full year of 2016. Operating income decreased 11.0% from $173.0 million in 2016 to $153.9 million in 2017. Net income decreased from $20.4 million in 2016 to $2.5 million in 2017.

Key Performance Measures. The following tables summarize the key fiscal 2017 financial metrics on which the Company based its executive compensation.

Fiscal 2017 Performance Measures (in millions) (1)
	Target	Actual	Achievement relative to target
Adjusted OIBDA for Compensation Purposes	$197.9	$ 177.5	89.7% of targeted Adjusted OIBDA for Compensation Purposes
Adjusted Advertising Revenue	$422.8	$ 396.2	93.7% of targeted Adjusted Advertising Revenue target

(1)	Refer to “Annual Cash Incentive” below for additional details on the Executive Performance Bonus Plan, Adjusted OIBDA for Compensation Purposes and Adjusted Advertising Revenue, which are non-GAAP measures. See “Definitions of Performance Measures Used in Incentive Plans in Fiscal 2017” below for the definitions of Adjusted OIBDA for Compensation Purposes and Adjusted Advertising Revenue and the reconciliations to the closest GAAP based measurement.

Fiscal 2015-2017 Performance Measures (in millions) (1)
	Target	Actual	Achievement relative to target
2015 PBRS cumulative Free Cash Flow	$557.8	$543.1	97.4% of targeted Free Cash Flow
April 2015 PBRS grant three-year cumulative Free Cash Flow	$541.5	$525.6	97.1% of targeted Free Cash Flow

(1)	Refer to “Long-Term Incentives (LTI)” section below for additional details on the 2016 Equity Plan and Free Cash Flow which is a non-GAAP measure. See “Definitions of Performance Measures Used in Incentive Plans in Fiscal 2017” below for the definitions of Free Cash Flow and the reconciliations to the closest GAAP based measurement.

Elements of 2017 Compensation Program. Our Compensation Committee believes that the Company’s compensation policies and procedures are aligned with the short-term and long-term interests of our stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. The 2017 Compensation Program consists of the following pay elements:

Base Salary	+	Annual Cash Incentive	+	Performance- Based Restricted Stock (PBRS)	+	Time-Based Restricted Stock (TBRS)	=	Total Direct Compensation

The designs for the Annual Cash Incentive Plan and Long-Term Incentive Plan were generally maintained from the 2016 Compensation Program, based on our Compensation Committee’s assessment that the compensation program continued to align with the Company’s business and compensation objectives.

Pay Mix. We believe the mix of annual and long-term incentives and the mix of cash and equity awards are balanced, emphasize Company performance and do not motivate imprudent risk-taking. The following charts present the elements of compensation as a percentage of total target direct compensation for fiscal year 2017, computed using the annual salary, target annual cash incentive (assuming 100% achievement) and grant date fair value of PBRS and TBRS. The first chart presents the compensation elements for our CEO, Andrew J. England. The NEOs included in the second chart are Messrs. Marks and Hardy and Mses. Scherping and House.

Fiscal Year 2017 Compensation Mix

Andrew J. England (a)

(a)	Approximately 62% of Mr. England’s compensation is performance-based and approximately 73% of his compensation is variable, which represents the performance-based elements and time-based restricted stock.

Other NEOs (b)

(b)	Approximately 54% of all other NEOs’ compensation is performance-based and approximately 76% of their compensation is variable, which represents the performance-based elements and time-based restricted stock.

Pay-for-Performance Alignment. Our Compensation Committee believes that having a large percentage of executive officers’ pay as performance-based compensation ensures that their interests are aligned with those of our stockholders. Consistent with our compensation program design, our compensation program results for the 2017 fiscal year were aligned with the Company’s financial results. The fiscal year 2017 annual cash incentives paid out below target (58.6%) as described in greater detail in “Fiscal 2017 Executive Performance Bonus Plan Payments.” PBRS paid out below target (94.7%) for the 2015-2017 performance period, as described in greater detail in “Long-Term Incentives.”

Detailed Discussion & Analysis

Compensation Philosophy

The primary goals of our Compensation Committee with respect to executive compensation are to:

•	review the competitiveness of executive cash compensation and equity grant levels compared to a select peer group of companies, using the 50th percentile as a reference point for setting compensation;

•	provide shorter-term cash incentives primarily for achieving specified annual performance objectives;

•	provide a mix of long-term equity incentives that are performance- and time-based to promote stock price growth, retention and ownership through achievement of long-term financial performance goals; and

•	establish and monitor appropriate pay and performance relationships.

To achieve these goals, we intend to maintain a compensation structure that provides rewards for high performance and value creation for our stockholders (including the founding members).

Role of Compensation Consultant and CEO in Determining Executive Compensation

Our CEO has substantial input in the determination of executive compensation other than his own and made recommendations for the compensation of all of the other NEOs that were ultimately approved by our Compensation Committee. Our CEO’s compensation was determined and approved by our Compensation Committee. Our CEO is not present during voting or deliberations by our Compensation Committee regarding his compensation.

In 2017, our Compensation Committee engaged ClearBridge, a nationally recognized consulting firm, to serve as an independent consultant on executive compensation matters. ClearBridge assessed the competitiveness of pay for the executive officers and provided independent advice and recommendations to our Compensation Committee regarding executive compensation. Our Compensation Committee determined that ClearBridge is independent from the Company.

As part of its review, ClearBridge considered base salary, annual cash incentive, total cash compensation (combined salary and annual cash incentive), long-term incentives, and total direct compensation. ClearBridge reviewed and recommended a peer group for pay comparison for our executive officers comprised of companies that are publicly and domestically traded, of comparable size to NCM, Inc., and in relevant industries (i.e., in advertising, media and entertainment industries, or software technology-based companies in media-related industries). Our Compensation Committee reviewed and approved the peer group.

Our Compensation Committee believes that peer group comparisons are useful to measure the competitiveness of our compensation practices and uses the information provided by the compensation consultant as an input to its decision making. Although our Compensation Committee references the 50th percentile of the peer group’s pay levels, specific positioning for each NEO is determined on a case-by-case basis considering multiple factors.

The following peer companies were used in our competitive analysis for fiscal 2017 decisions:

Carmike Cinemas, Inc.	Nexstar Media Group, Inc.
comScore, Inc.	Salem Media Group, Inc.
Entercom Communications Corp	The E.W. Scripps Company
Entravision Communications Corporation	TiVo Inc.
Global Eagle Entertainment Inc.	Townsquare Media, Inc.
Gray Television, Inc.	Urban One, Inc. (formerly Radio One)
IMAX Corp.	WebMD Health Corp.
Lee Enterprises, Incorporated	World Wrestling Entertainment, Inc.
MSG Networks Inc.

We eliminated seven companies and added twelve companies from our 2016 peer group either due to acquisition or as a result of our Compensation Committee’s assessment of the group relative to industry and size criteria.

2017 Compensation

Provided below is a summary of the key elements of our 2017 compensation program.

Component	Description	Purpose
Base Salary	Fixed cash component	Reward for level of responsibility, experience and sustained individual performance
Annual Cash Incentive	Cash performance bonus based on achievement of pre-determined performance goals	Reward team and individual achievement against specific objective financial goals
Long-Term Incentives	Equity grants in 2017 consisted of: • Performance-based restricted shares • Time-based restricted shares	Reward for the creation of stockholder value and retain executives for the long-term

Component	Description	Purpose
Other Compensation	A matching contribution to our defined contribution 401(k) plan and various health, life and disability insurance plans; dividend equivalents accrued on restricted stock and other customary employee benefits.	Provide an appropriate level of employee benefit plans and programs
Potential Payments Upon Termination or Change in Control	Contingent in nature. Amounts are payable only if employment is terminated as specified under each employment agreement. No excise tax gross-ups are provided.	Provide an appropriate level of payment in the event of a change in control or termination
Other Policies	Stock Ownership Guideline policy Clawback policy Insider trading policy, which includes anti-hedging and anti-pledging policies	Enhance alignment with stockholder interests

Specific compensation decisions made in 2017 are described below.

Base Salary. Base salaries for our executives were established based on the scope of their role and responsibilities, taking into account the experience and seniority of the individual, individual performance, peer salary levels, and other primarily subjective factors deemed relevant by our Compensation Committee.

Base salaries are reviewed annually by our Compensation Committee and our Board, and may be adjusted from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements.

The base salaries of our NEOs in 2017 compared to 2016 as of the end of the fiscal year were as follows.

Name	2016 Base Salary	2017 Base Salary	Percentage Change
Andrew J. England	$750,000	$875,000	17%
Clifford E. Marks	$841,500	$858,330	2%
Katherine L. Scherping	$400,000	$408,000	2%
Ralph E. Hardy	$304,187	$310,271	2%
Geri R. House	$237,866	$285,440	20%

For 2017, we believe salary was within a market competitive range compared to our competitors.

Annual Cash Incentive. Annual cash incentives are intended to compensate executives for achieving financial goals that support our annual operational and strategic goals. The 2017 annual cash incentives for NEOs were awarded under the Executive Performance Bonus Plan that was approved by stockholders on May 1, 2013.

The target percentages for our NEOs were established based on the responsibility, experience and seniority of the individual. We believe our annual cash incentives, in combination with base salaries, deliver competitive total cash compensation. In addition, we believe rewarding our executives for achievement of our financial goals is consistent with the practice of aligning their interests with those of our stockholders. A “stretch bonus” is further incentive for our executive officers to exceed operating budgets and thus further increase our equity value.

Payments of annual cash incentives are objectively calculated based on the achievement of specific financial targets for each NEO. The process for setting the financial targets for 2017 was consistent with previous years as part of the annual budget review and approval. Our Compensation Committee approved a change in the performance measures for the annual cash incentive for all NEOs to align the team to work toward the same objectives. For 2017, the annual cash incentive was based (i) 50% on achievement of Adjusted OIBDA for Compensation Purposes and (ii) 50% on Adjusted Advertising Revenue targets. The stretch bonus for achievement above 100% of the target bonus was also based on the equal weighting of the achievement of the aforementioned targets. For 2017, our Compensation Committee also approved an additional cash incentive payment equal to 10 percentage points of the executive’s annual cash incentive as a percentage of target if revenue in the first quarter of 2017 was achieved at or above target in order to incentivize higher sales during the first quarter, which has historically been the Company’s lowest quarter of the year. This additional cash incentive was only to be paid if both annual Adjusted Advertising Revenue and annual Adjusted OIBDA for Compensation Purposes were achieved at or above target. The additional cash incentive payment was not achieved. Additionally, for Fiscal 2017 no stretch bonuses were paid as 100% of the target was not achieved that year. These performance measures are non-GAAP measures and are specifically defined in the “Definitions of Performance Measures Used in Incentive Plans in Fiscal 2017” section below.

Our annual cash incentive is paid in a single payment in the first quarter following the completion of a given fiscal year. Payments are subject to review, approval and certification by our Compensation Committee in conjunction with the issuance of our annual audit report.

The annual cash incentive potential which is based equally on Adjusted OIBDA for Compensation Purposes (defined in the “Definitions of Performance Measures Used in Incentive Plans in Fiscal 2017” below) and Adjusted Advertising Revenue (defined in “Definitions of Performance Measures Used in Incentive Plans in Fiscal 2017” below) is achieved as follows. Straight line interpolation is applied to performance between the levels shown.

Percentage of Adjusted OIBDA for Compensation Purposes and Adjusted Advertising Revenue Achieved	% of Target Bonus
Less than 85%	0%
85%	25%
90%	50%
95%	75%
100%	100%
Greater than 105%	150%

Actual fiscal year 2017 performance results were as follows.

Fiscal 2017 Performance Measures (in millions) (1)
	Target	Actual	Achievement relative to target
Adjusted OIBDA for Compensation Purposes	$197.9	$177.5	89.7% of targeted Adjusted OIBDA for Compensation Purposes
Adjusted Advertising Revenue	$422.8	$396.2	93.7% of targeted Adjusted Advertising Revenue target

(1)	Adjusted OIBDA for Compensation Purposes and Adjusted Advertising Revenue are non-GAAP measures. See “Definitions of Performance Measures Used in Incentive Plans” below for the definitions of Adjusted OIBDA for Compensation Purposes and Adjusted Advertising Revenue and the reconciliations to the closest GAAP basis measurement.

Resulting annual cash incentive payouts for fiscal year 2017 were as follows.

Fiscal 2017 Executive Performance Bonus Plan Payments

The awards under the Executive Performance Bonus Plan were determined in accordance with the Company’s actual performance compared to our internal targets. We believe the amounts paid under the Executive Performance Bonus Plan are appropriate in light of the achievement relative to the financial targets. The following table provides details about each component of the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2017 Summary Compensation Table for Messrs. England, Marks, and Hardy and Mses. Scherping and House.

	Annual Cash Incentive
		Adjusted OIBDA for Compensation Purposes (50% weighting)		Adjusted Advertising Revenue (50% weighting)		Total
Name	Target Award as a % of Salary (1)	Actual Achievement as a % of Target	Actual Award as a % of Target	Actual Achievement as a % of Target	Actual Award as a % of Target	Actual Award as a % of Target	Total Award Amount
Andrew J. England	100%	89.7%	48.7%	93.7%	68.6%	58.6%	$512,969
Clifford E. Marks	100%	89.7%	48.7%	93.7%	68.6%	58.6%	$503,196
Katherine L. Scherping	75%	89.7%	48.7%	93.7%	68.6%	58.6%	$179,393
Ralph E. Hardy	75%	89.7%	48.7%	93.7%	68.6%	58.6%	$136,422
Geri R. House	75%	89.7%	48.7%	93.7%	68.6%	58.6%	$125,504

(1)	Percentage of base salary determined at the end of our 2017 fiscal year (December 28, 2017).

Long-Term Incentives (LTI). We believe that creating long-term value for our stockholders is achieved, in part, by aligning the interests of our executive officers with those of our stockholders. We grant awards under our stockholder approved equity incentive plans, the National CineMedia, Inc. 2007 Equity Incentive Plan as amended and restated and the National CineMedia, Inc. 2016 Equity Incentive Plan, together we refer to as the “Equity Incentive Plan.” Stockholders approved the National CineMedia, Inc. 2016 Equity Incentive Plan in May 2016 because the National CineMedia, Inc. 2007 Equity Incentive Plan was set to expire, and has expired, by its terms in February 2017.

All grants under the Equity Incentive Plan to our executive officers are approved by our Compensation Committee at its first meeting of the fiscal year, although grants could be made at any time at the discretion of our Compensation Committee, generally related to promotions or other merit-related reasons.

For 2017, the Committee decided to continue to grant the following LTI vehicles:

•	PBRS: Aligns executives with the long-term financial goals of the Company. PBRS vest based upon the achievement of cumulative 2017-2019 “Free Cash Flow”, as defined within the ‘“Definitions of Performance Measures Used in Incentive Plans” and 2019 “Digital Revenue” goals, as defined below.

•	TBRS: Promotes retention objectives, stock ownership in the Company, and a more direct alignment of the executives’ interests with stockholders’ interests. TBRS vest ratably over a 3-year period.

On January 19, 2017, our Compensation Committee granted PBRS and TBRS to Messrs. England, Marks, and Hardy and Mses. Scherping and House, as follows.

	2017 Restricted Stock Awards (1)
	PBRS			TBRS			Total
Name	% of Total LTI (2)	Target Grant Date Fair Value of Shares Granted (3)	Target Number of Shares Granted (3)	% of Total LTI	Grant Date Fair Value of Shares Granted	Number of Shares Granted (4)	Total Grant Date Fair Value of Shares Granted	Total Number of Target Shares Granted
Andrew J. England	75%	$1,124,992	76,013	25%	$375,002	25,338	$1,499,995	101,351
Clifford E. Marks	60%	$1,416,242	95,692	40%	$944,166	63,795	$2,360,408	159,487
Katherine L. Scherping	60%	$428,401	28,946	40%	$285,596	19,297	$713,997	48,243
Ralph E. Hardy	60%	$325,778	22,012	40%	$217,190	14,675	$542,968	36,687
Geri R. House	60%	$299,700	20,250	40%	$199,815	13,501	$499,515	33,751

(1)	The performance-based and time-based restricted stock awards include the right to receive dividend equivalents, subject to vesting.
(2)	Messrs. Marks and Hardy and Mses. Scherping and House received 60% PBRS and 40% TBRS due to their positions as President in the case of Mr. Marks and Executive Vice Presidents in the case of Mr. Hardy and Mses. Scherping and House. Mr. England received 75% PBRS and 25% TBRS due to his position as Chief Executive Officer.
(3)	Performance-based restricted stock awards vest in February 2020 based (a) 75% on the achievement of cumulative 2017-2019 “Free Cash Flow” goals and (b) 25% on the achievement of 2019 “Digital Revenue” goals (defined as revenue derived from advertising sold online, through mobile devices and other digital platforms). Reflects the target number of shares that will vest if actual cumulative Free Cash Flow and Digital Revenue equals 100% of the targets. Straight line interpolation is applied to performance between the levels shown.

Free Cash Flow -% of Target	Award Vesting % of Target Shares
<85%	0%
85%	25%
90%	50%
95%	75%
100%	100%
≥105%	150%

Digital Revenue -% of Target	Award Vesting % of Target Shares
<44.4%	0%
44.4%	25%
100%	100%
≥155.6%	200%
(4)	Vest ratably over a 3-year period.

Results for Performance-Based Restricted Stock with Measurement Periods Ended December 28, 2017. The performance-based restricted stock granted on January 21, 2015 (“2015 PBRS”) were scheduled to vest based upon achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year measurement period ending December 28, 2017. The performance-based restricted stock granted on April 10, 2015 (“April 2015 PBRS”) were scheduled to vest based on achievement of the actual cumulative “Free Cash

Flow” target at the end of the eleven-quarter measurement period ending December 28, 2017. The 2015 PBRS and April 2015 PBRS vest according to the scale shown below. Straight line interpolation is applied to Free Cash Flow performance between the levels shown to determine the corresponding payout.

Free Cash Flow -% of Target	Award Vesting % of Target Shares
<80%	0%
80%	25%
95%	90%
100%	100%
≥110%	150%

On all PBRS, dividends accrue and are paid upon vesting for those shares earned. In the event that shares are not earned, accrued dividends on those shares are not paid.

The PBRS vested as shown below.

Performance Measure (in millions)	Target	Actual	Achievement Relative to Target	Vesting %
2015 PBRS cumulative Free Cash Flow (a)	$557.8	$543.1	97.4%	94.7%
April 2015 PBRS grant three-year cumulative Free Cash Flow (a)	$541.5	$525.6	97.1%	94.1%

(a)	“Free Cash Flow” is a non-GAAP measure. See “Definitions of Performance Measures Used in Incentive Plans” below for the definition of Free Cash Flow and the reconciliations to the closest GAAP basis measurement.

The following table shows the number of shares vested and accrued dividends paid for our NEOs for the performance-based restricted stock with the measurement period ended December 28, 2017.

	Number of Shares Awarded on January 21, 2015	Number of Shares Awarded on April 10, 2015	Total Vesting on February 26, 2018	Accrued Dividends (1)
Clifford E. Marks	78,168	9,422	82,924	$216,969
Ralph E. Hardy	24,295	—	23,017	$60,765
Geri R. House	17,811	—	16,874	$44,548

(1)	As a result of the level of achievement of the awards which vested on February 26, 2018, accrued dividends were paid on March 13, 2018.

Stockholder Say-on-Pay Vote and Company Response Related to 2018 Compensation Decisions

In establishing and recommending 2018 compensation for the Company’s NEOs, our Compensation Committee considered the results of the say-on-pay vote at the 2017 Annual Meeting of Stockholders. At that meeting, our stockholders approved our executive compensation for the 2017 fiscal year with approximately 97% of the votes cast in favor. Our Board of Directors recognizes that executive compensation is an important matter of stockholder concern and takes stockholder views into account through the say-on-pay vote when reviewing the compensation program throughout the year. Our Compensation Committee considered the results of the advisory approval and as such, generally maintained the overall composition of executive compensation for the 2018 fiscal year.

Below is information about compensation decisions made in early 2018 for active NEOs, Mr. England, Mr. Marks and Ms. Scherping.

Base Salary. Our Compensation Committee reviewed executive compensation in January 2018 and decided to increase the base salary by a cost of living adjustment of 2% for Mr. Marks which is consistent with the average increases given to the majority of employees and leave Ms. Scherping and Mr. England’s base salary unchanged.

Annual Cash Incentive. The process for setting the financial targets for 2018 was consistent with previous years as part of the annual budget review and approval. No changes were made to the pay-for-performance scales for Adjusted Advertising Revenue and Adjusted OIBDA for Compensation Purposes.

Long-Term Incentives. Our Compensation Committee granted standard LTI awards in the form of PBRS and TBRS to each of the NEOs based on generally the same design as the 2017 LTI program, as our Compensation Committee believed the program continued to align with the Company’s business and compensation objectives. For the 2018 grants, our Compensation Committee approved a target of 2020 digital revenue weighted at 25% and a target for three-year cumulative Free Cash Flow weighted at 75%, consistent with the 2017 grant design to reinforce the future strategy of the business.

The 2018 long-term incentive grants were made in consideration of several factors, including current role, individual performance, potential company performance and market positioning, among other factors. Specific details for awards granted on January 24, 2018 are provided below.

	2018 Restricted Stock Awards (1)
	PBRS (2)			TBRS (3)			Total
Name	% of Total LTI	Target Grant Date Fair Value of Shares Granted	Target Number of Shares Granted (4)	% of Total LTI	Grant Date Fair Value of Shares Granted	Number of Shares Granted	Total Number of Target Shares Granted	Total Grant Date Fair Value of Shares Granted
Andrew J. England	75%	$1,125,003	170,455	25%	$374,999	56,818	227,273	$1,500,002
Clifford E. Marks	60%	$631,567	95,692	40%	$421,047	63,795	159,487	$1,052,614
Katherine L. Scherping	60%	$191,044	28,946	40%	$127,360	19,297	48,243	$318,404

(1)	The performance-based and time-based restricted stock awards include the right to receive dividend equivalents, subject to vesting.
(2)	Performance-based restricted stock awards vest on March 1, 2021 based (a) 75% on the achievement of cumulative 2018-2020 “Free Cash Flow” goals and (b) 25% on the achievement of 2020 “Digital Revenue” goals (defined as revenue derived from advertising sold online, through mobile devices and other digital platforms).
(3)	Vest ratably over a 3-year period.
(4)	Reflects the target number of shares that will vest if actual cumulative Free Cash Flow and Digital Revenue equals 100% of the targets. The performance-based restricted stock awards are scheduled to vest based on the scales below. Our Compensation Committee may apply other pre-determined adjustments to the definition of Free Cash Flow and Digital Revenue under the plan.

Free Cash Flow -% of Target	Award Vesting % of Target Shares
<85%	0%
85%	25%
90%	50%
95%	75%
100%	100%
≥105%	150%

Digital Revenue -% of Target	Award Vesting % of Target Shares
<36.2%	0%
36.2%	25%
100%	100%
≥163.8%	200%

Straight line interpolation is applied to Free Cash Flow and Digital Revenue performance between the levels shown. Free Cash Flow is a non-GAAP measure. See “Definitions of Performance Measures Used in Incentive Plans” below for the definition of Free Cash Flow and the reconciliations to the closest GAAP basis measurement.

Other Compensation. Our employees, including our NEOs, participate in various employee benefits. These benefits include the following: medical and dental insurance; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); a 401(k) plan; and paid time off.

None of our NEOs participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us or in non-qualified defined contribution plans or other deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if our Compensation Committee determines that doing so is in our best interests.

Potential Payments upon Termination or Change in Control. Upon certain types of terminations of employment, payments may be made to our executive officers in accordance with their respective employment agreements. These events and potential amounts are further described below under the heading “Potential Payments Upon Termination or Change in Control.”

Definitions of Performance Measures Used in Incentive Plans for Fiscal 2017. Presented below are definitions of performance measures used in incentive plans. Our Compensation Committee may apply pre-determined adjustments to the definitions of the financial performance criteria under the plans.

Adjusted OIBDA for Compensation Purposes

Adjusted OIBDA for Compensation Purposes used to measure achievement against performance bonus targets is a non-GAAP financial measure that differs from Adjusted OIBDA as defined in our Form 10-K. Adjusted OIBDA is a key metric used by management to measure the Company’s operating performance. OIBDA represents operating income plus depreciation and amortization expense. Adjusted OIBDA for Compensation Purposes subtracts out the revenue from advertising by NCM LLC’s founding members’ beverage supplier and barter revenue, net of barter expense, and adds back share-based compensation costs, CEO transition costs, restructuring expense, early lease termination expense, the change in the make-good liability during 2017. While Adjusted OIBDA for Compensation Purposes is a measure used to calculate our Executive Performance Bonus awards, this non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as operating income. Adjusted OIBDA for Compensation Purposes has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate Adjusted OIBDA for Compensation Purposes differently than we do, this measure may not be comparable to similarly-titled measures reported by other companies. The following table reconciles operating income to Adjusted OIBDA for Compensation Purposes (dollars in millions).

	FY 2017 Target	FY 2017 Actual
Operating income	$177.5	$153.9
Depreciation and amortization	35.5	37.6

OIBDA	213.0	191.5
Founding member circuit beverage revenue	(31.5)	(29.9)
Share-based compensation costs	15.4	11.2
CEO transition costs	0.3	0.5
Restructuring expense	0.9	0.9
Early lease termination expense	—	1.8
Change in the make-good liability	—	0.9
Barter revenue, net of barter expense	(0.2)	0.6

Adjusted OIBDA for compensation purposes	$197.9	$177.5

Adjusted Advertising Revenue

Adjusted Advertising Revenue used to determine achievement against performance bonus targets is a non-GAAP financial measure. Adjusted Advertising Revenue represents reported advertising revenue less founding member circuit beverage revenue and zero margin barter revenue, plus the change in the make-good liability during 2017. This non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as advertising revenue. The following table reconciles advertising revenue to Adjusted Advertising Revenue (dollars in millions).

	FY 2017 Target	FY 2017 Actual
Advertising revenue	$456.8	$426.1
Less: Founding member circuit beverage revenue and other revenue	(31.5)	(29.9)
Less: Barter revenue	(2.5)	(0.9)
Plus: Change in the make-good liability	—	0.9

Adjusted Advertising Revenue	$422.8	$396.2

Free Cash Flow

Free Cash Flow is a non-GAAP measure used by management to measure the Company’s operating cash flow in determining whether PBRS targets have been achieved. Free Cash Flow represents Adjusted OIBDA for Compensation Purposes, described above, less capital expenditures. The following table reconciles operating income to Free Cash Flow (dollars in millions).

2015 Performance Based Restricted Stock	2015-2017 3- Year Cumulative Ended December 28, 2017
	Target	Actual
Operating income	$532.3	$480.1
Depreciation and amortization	110.5	100.4

OIBDA	642.8	580.5
Founding member circuit beverage revenue	(92.4)	(88.6)
Share-based compensation costs	40.4	44.2
Merger-related administrative costs	—	34.3
CEO transition costs	—	4.8
Early lease termination expense	—	1.8
Change in the make-good liability	—	3.6
Restructuring expense	—	0.9
Capital expenditures	(33.0)	(38.4)

Free Cash Flow – Actual	$557.8	$543.1

April 2015 Performance Based Restricted Stock	Q2 2015-2017 11 Quarter Cumulative Ended December 28, 2017
	Target	Actual
Operating income	$516.1	$497.2
Depreciation and amortization	102.3	92.0

OIBDA	618.4	589.2
Founding member circuit beverage revenue	(84.2)	(81.0)
Share-based compensation costs	37.2	41.3
Merger-related administrative costs	—	0.9
CEO transition costs	—	4.7
Early lease termination expense	—	1.8
Change in the make-good liability	—	4.0
Restructuring expense	—	0.9
Capital expenditures	(29.9)	(36.2)

Free Cash Flow – Actual	$541.5	$525.6

Other Policies

Adoption of Share Ownership Guidelines

The Company adopted the following share ownership guidelines for its executive officers and directors in January 2013:

Position	Minimum Share Ownership Level
Chief Executive Officer and Director	Lesser of: 3 times base salary or 140,000 shares
President and Executive Vice Presidents	Lesser of: 1 times base salary or 20,000 shares
Non-Employee Independent Directors	Lesser of: 3 times annual Board cash retainer or 8,000 shares

Each individual is expected to attain the minimum ownership level within five years of the effective date of the policy, or the individual’s date of appointment, if later. If the minimum ownership level is not attained within the required timeframe, holding restrictions will apply. Upon vesting of equity awards, 50% of the individual’s shares that become vested will be subject to holding restrictions until the minimum ownership level is attained. Ownership levels are determined based on Company common stock owned by each individual, including shares of unvested timed-based restricted stock and in-the-money vested stock options. As of May 23, 2018, all executive officers and directors meeting the tenure requirement were in compliance with the share ownership guidelines.

Anti-Hedging Policy

The Company’s insider trading policy includes provisions that prohibit all employees and directors from entering into hedging transactions with respect to Company stock.

Anti-Pledging Policy

The Company’s insider trading policy includes provisions that prohibit all employees and directors from keeping Company stock in a margin account or using Company stock as collateral for a loan. To our knowledge, none of our officers or directors has pledged any of his or her shares in violation of Company policy.

Clawback Policy

We have adopted a “clawback” policy addressing the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. This policy, also known as a “clawback” policy, applies to all of our executive officers, including the NEOs. Under the policy, we may recover any incentive compensation paid to an executive officer of the Company in the event of a material negative accounting restatement of our financial statements due to material noncompliance by the Company with any financial reporting requirement under the securities laws. If our Board of Directors determines that any current or former executive officer has engaged in fraud or intentional misconduct that caused the error that, directly or indirectly, resulted in the financial restatement, our Board of Directors may require reimbursement or forfeiture of any annual or long-term cash bonus or any equity compensation award earned with respect to the period covered by the restatement by such executive officer.

EXECUTIVE COMPENSATION TABLES

FISCAL 2017 SUMMARY COMPENSATION TABLE

The following table shows the amount of compensation earned by our NEOs during the years indicated. For additional information regarding the material terms of each NEOs’ employment agreement, see “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” below.

Name and Principal Position	Year	Salary		Stock Awards (1)		Non-Equity Incentive Plan Compensation (2)		All Other Compensation (3)		Total
Andrew J. England Chief Executive Officer	2017 2016	$ $	875,000 750,000	$ $	1,500,000 2,255,787	$ $	512,969 660,464	$ $	212,893 201,060	$ $	3,100,861 3,867,311
Clifford E. Marks President	2017 2016 2015	$ $ $	858,330 841,500 806,763	$ $ $	2,360,408 2,314,122 2,169,032	$ $ $	503,196 741,041 1,200,465	$ $ $	271,594 301,079 281,503	$ $ $	3,993,528 4,197,742 4,457,763
Katherine L. Scherping (4) Chief Financial Officer	2017 2016	$ $	408,000 160,000	$ $	714,000 396,843	$ $	179,393 116,393	$ $	57,692 15,249	$ $	1,359,085 688,485
Ralph E. Hardy Former EVP and General Counsel	2017 2016 2015	$ $ $	310,271 304,187 297,997	$ $ $	542,968 532,330 596,447	$ $ $	136,422 200,905 334,717	$ $ $	75,527 83,162 84,353	$ $ $	1,065,194 1,120,584 1,313,514
Geri R. House Former EVP, People and Organization	2017 2016 2015	$ $ $	285,440 237,866 233,202	$ $ $	499,515 525,005 524,712	$ $ $	125,504 157,102 261,741	$ $ $	66,585 78,175 65,350	$ $ $	977,044 998,148 1,085,050

(1)	The amounts represent the aggregate grant date fair value of the target level of stock awards computed in accordance with ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of these awards, please see Note 10 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 18, 2018. Certain of the stock awards granted in 2017, 2016 and 2015 are scheduled to vest based upon the achievement of performance conditions relating to cumulative “Free Cash Flow” and “2019 Digital Revenue” (for the 2017 awards only) at the end of the three-year measuring period. The amounts for these awards are presented based on 100% of the fair market value on the date of grant and do not include an estimate of performance. Actual results could materially differ from this estimate. Stock awards are further discussed in the “Long-Term Incentives” section of our CD&A. The table below includes the maximum amounts payable assuming the highest level of performance is achieved:

Stock Awards
Name	Grant Date	Maximum Number of Shares Scheduled to Vest	Maximum Grant Date Fair Value (a)
Andrew J. England	1/19/2017 1/20/2016 1/1/2016	148,859 137,408 48,109	$ $ $	2,203,115 2,062,494 755,792
Clifford E. Marks	1/19/2017 1/20/2016 4/10/2015 1/21/2015	219,295 200,424 20,415 169,364	$ $ $ $	3,245,559 3,008,357 325,006 2,494,732
Katherine L. Scherping	1/19/2017 8/11/2016	66,334 25,455	$ $	981,747 396,843
Ralph E. Hardy	1/19/2017 1/20/2016 1/21/2015	50,445 46,105 52,640	$ $ $	746,579 692,029 775,380
Geri R. House	1/19/2017 1/20/2016 1/21/2015	46,407 43,722 44,528	$ $ $	686,827 656,260 655,890

(a)	The amount is based on the maximum number of shares as of the grant date subject to the award assuming the highest level of performance is achieved (150% for 2015 and 2016 grants and 162.5% for 2017 grants) for the performance-based restricted stock grants. The time-based restricted stock grants are included at 100%. The amounts for these awards are presented based upon the fair market value on the date of grant.

(2)	Our Compensation Committee approved fiscal 2017 performance bonuses for the NEOs on February 20, 2018, and the bonuses were paid on March 13, 2018. See further discussion in the “Annual Performance Bonus” section of our CD&A. For fiscal 2015, the payments of non-equity incentive plan compensation included a stretch bonus due to achievement of certain performance measures.

(3)	The following table provides details about each component of the “All Other Compensation” column from the Fiscal 2017 Summary Compensation Table above.

Name	Year	401(k) Employer Contribution (a)		Term Life Insurance (b)		Disability Insurance (c)		Restricted Stock Dividends (d)		Misc.			Total All Other Compensation
Andrew J. England	2017 2016	$ $	2,755 2,730	$ $	1,783 1,170	$ $	2,075 1,492	$ $	127,070 112,469	$ $	79,210 83,199	(e) (f) (e)	$ $	212,893 201,060
Clifford E. Marks	2017 2016 2015	$ $ $	3,664 3,470 6,360	$ $ $	3,334 1,268 895	$ $ $	1,698 1,498 1,508	$ $ $	259,263 294,843 272,740	$ $ $	3,635 — —	(f)	$ $ $	271,594 301,079 281,503
Katherine L. Scherping	2017 2016	$ $	6,103 3,323	$ $	1,703 234	$ $	1,635 492	$ $	46,944 11,200	$ $	1,307 —	(f)	$ $	57,692 15,249
Ralph E. Hardy	2017 2016 2015	$ $ $	6,480 5,087 6,360	$ $ $	3,658 513 340	$ $ $	1,509 1,498 1,452	$ $ $	63,880 76,064 76,201	$ $ $	— — —		$ $ $	75,527 83,162 84,353
Geri R. House	2017 2016 2015	$ $ $	6,041 6,360 6,360	$ $ $	235 225 197	$ $ $	1,508 1,435 1,430	$ $ $	57,845 70,155 57,363	$ $ $	956 — —	(f)	$ $ $	66,585 78,175 65,350

(a)	Represents matching contributions made pursuant to NCM LLC’s defined contribution 401(k) plan. Eligible employees, including the NEOs, are eligible for a discretionary contribution under the 401(k) plan on base pay up to IRS limits.
(b)	Represents imputed income for term life insurance coverage.
(c)	Represents imputed income for long-term and short-term disability insurance coverage.
(d)	Dividends are accrued and paid only when vested. Dividends that are accrued on unvested restricted stock are reported in the year such amounts accrue instead of the year paid, based on an SEC staff interpretation. These dividends are payable to the executive only if and to the extent the restricted stock vests and is not forfeited. The amounts above include dividends declared of $0.88 per share in 2017, $0.88 per share in 2016 and $0.88 per share in 2015. The Company assigned probability weightings to the restricted stock dividends at the end of each fiscal year based upon its expectations of the performance conditions being met and shares ultimately vesting.
(e)	Represents housing and relocation expenses, grossed up to cover tax obligations. Such expenses totaled $76,328 for Mr. England in 2017. Mr. England’s relocation was completed in 2017 and no additional housing and relocation expenses are expected in 2018.
(f)	Represents business-related awards, gifts and prizes and taxable fringe benefits for Messrs. England and Marks and Mses. Scherping and House.

(4)	Ms. Scherping has been employed since August 2016.

FISCAL 2017 GRANTS OF PLAN-BASED AWARDS

The following table shows the awards granted to our NEOs for our 2017 fiscal year.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew J. England	N/A 1/19/2017 1/19/2017	$218,750 — —	$875,000 — —	$1,312,500 — —	— 19,003 —	— 76,013 —	— 123,521 —	— — 25,338	$ $	— 1,124,992 375,002
Clifford E. Marks	N/A 1/19/2017 1/19/2017	$214,583 — —	$858,330 — —	$1,287,495 — —	— 23,923 —	— 95,692 —	— 155,500 —	— — 63,795	$ $	— 1,416,242 944,166
Katherine L. Scherping	N/A 1/19/2017 1/19/2017	$76,500 —	$306,000 —	$459,000 —	— 7,237 —	— 28,946 —	— 47,037 —	— 19,297	$ $	— 428,401 285,596
Ralph E. Hardy	N/A 1/19/2017 1/19/2017	$58,176 — —	$232,703 — —	$349,055 — —	— 5,503 —	— 22,012 —	— 35,770 —	— — 14,675	$ $	— 325,778 217,190
Geri R. House	N/A 1/19/2017 1/19/2017	$53,520 — —	$214,080 — —	$321,120 — —	— 5,063 —	— 20,250 —	— 32,906 —	— — 13,501	$ $	— 299,700 199,815

(1)	Amounts represent potential cash bonus amounts if targets are achieved for 2017 performance for each NEO. Our Compensation Committee may, at its discretion, reduce the amount of any awards payable under the Executive Performance Bonus Plan by up to 25%. See “Non-Equity Incentive Plan Compensation” in our Summary Compensation Table for amounts paid.
(2)	Represents performance-based restricted stock grants made in 2017 under the Equity Incentive Plan. The restricted stock awards provide that the award will accrue dividends payable subject to vesting. For additional information regarding equity awards see “Long-Term Incentives” in the CD&A and “Equity Incentive Plan Information.”
(3)	Grant date fair value of stock and option awards was calculated in accordance with GAAP. Some of the 2017 restricted stock awards are scheduled to vest based upon achievement of the actual cumulative “Free Cash Flow” and “2019 Digital Revenue” targets at the end of the three-year measuring period and are presented in the table based on target amounts. Refer to footnote (2) to our Summary Compensation Table for the maximum number of shares that could be awarded.

Non-Equity Incentive Plan Awards

Refer to our Summary Compensation Table for the actual payouts for fiscal 2017, 2016, and 2015. Additional information about these awards and our actual performance is included in our CD&A, “Annual Performance Bonus.”

Equity Incentive Plan Awards

During fiscal 2017, each of our NEOs received awards under our Equity Incentive Plan. Additional information about the awards is included in our CD&A, “Long-Term Incentives.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 28, 2017

	Stock Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date (1)	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Andrew J. England	—	—	—	—	32,073	(4)	$217,455	—	—
	—	—	—	—	—		—	74,950	$508,161
	—	—	—	—	16,656	(5)	$112,928	—	—
	—	—	—	—	—		—	76,013	$515,368
	—	—	—	—	25,338	(6)	$171,792	—	—
Clifford E. Marks	182,964	—	$17.79	1/13/2021	—		—	—	—
	38,543	—	$23.28	9/7/2021	—		—	—	—
	40,659	—	$12.73	1/12/2022	—		—	—	—
	—	—	—	—	—		—	78,168	$529,979
	—	—	—	—	17,371	(7)	$117,775	—	—
	—	—	—	—	—		—	9,422	$63,881
	—	—	—	—	2,094	(8)	$14,197	—	—
	—	—	—	—	—		—	92,503	$627,170
	—	—	—	—	41,113	(5)	$278,746	—	—
	—	—	—	—	—		—	95,692	$648,792
	—	—	—	—	63,795	(6)	$432,530	—	—
Katherine L. Scherping	—	—	—	—	16,970	(9)	$115,057	—	—
	—	—	—	—	—		—	28,946	$196,254
	—	—	—	—	19,297	(6)	$130,834	—	—
Ralph E. Hardy	22,143	—	$8.93	1/15/2019	—		—	—	—
	19,745	—	$17.79	1/13/2021	—		—	—	—
	13,163	—	$12.73	1/12/2022	—		—	—	—
	—	—	—	—	—		—	24,295	$164,720
	—	—	—	—	5,399	(7)	$36,605	—	—
	—	—	—	—	—		—	21,279	$144,272
	—	—	—	—	9,458	(5)	$64,125	—	—
	—	—	—	—	—		—	22,012	$149,241
	—	—	—	—	14,675	(6)	$99,497	—	—
Geri R. House	30,977	—	$18.57	11/4/2020	—		—	—	—
	13,745	—	$17.79	1/13/2021	—		—	—	—
	3,054	—	$12.73	1/12/2022	—		—	—	—
	—	—	—	—	—		—	17,811	$120,759
	—	—	—	—	5,937	(7)	$40,253	—	—
	—	—	—	—	—		—	17,489	$118,575
	—	—	—	—	11,659	(5)	$79,048	—	—
	—	—	—	—	—		—	20,250	137,295
	—	—	—	—	13,501	(6)	$91,537	—	$—

(1)	Options generally expire 90 days from the term date if the NEO terminates employment. Pursuant to Mr. Hardy’s Separation and General Release Agreement, his outstanding stock options expire at the end of his two-year consulting term, February 29, 2020, if he performs consulting services under the agreement.
(2)	Amounts are based on the closing stock price, $6.78 per share, on December 28, 2017 based on the target level of performance.
(3)	The restricted stock awards are scheduled to vest based on achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year measuring period. Refer to CD&A for discussion of cumulative Free Cash Flow.
(4)	The restricted stock vests 33.33% per year commencing on January 1, 2017, subject to continuous service.
(5)	The restricted stock vests 33.33% per year commencing on January 20, 2017, subject to continuous service.

(6)	The restricted stock vests 33.33% per year commencing on January 19, 2018, subject to continuous service.
(7)	The restricted stock vests 33.33% per year commencing on January 21, 2016, subject to continuous service.
(8)	The restricted stock vests 33.33% per year commencing on April 10, 2016, subject to continuous service.
(9)	The restricted stock vests 33.33% per year commencing on August 11, 2017, subject to continuous service.

See “Long-Term Incentives” in the CD&A for additional information.

STOCK VESTED DURING FISCAL 2017

The following table shows information regarding the vesting during fiscal 2017 of restricted stock awards previously granted to our NEOs. No options were exercised by any NEOs during fiscal 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Andrew J. England	24,363	$360,532
Clifford E. Marks	110,156	$1,506,335
Katherine L. Scherping	8,485	$48,534
Ralph E. Hardy	29,201	$399,797
Geri R. House	22,553	$324,616

(1)	Amounts are based on the closing stock price on the date realized.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries set forth potential payments payable to our NEOs upon termination of their employment or a change in control of NCM, Inc. under their employment agreements, as amended, and under the Equity Incentive Plan. The following discussion is based on the assumption that the actual bonus amount would be the target amount reported as a non-equity incentive plan award in the Grants of Plan Based Awards table. Actual payments may be more or less than the amounts described below. In addition, the Company may enter into new arrangements or modify these arrangements, from time to time. Each employment agreement provides definitions for the termination reasons. In the case of Mr. Hardy and Ms. House, they were paid the compensation listed in the row titled “Without Cause or For Good Reason or Expiration of Agreement” following the termination of their employment.

The following table assumes the executive’s employment was terminated under each of these circumstances on December 28, 2017 and such payments and benefits have an estimated value of:

	Cash Severance (1)	Bonus (2)	Medical Insurance (3)	Term Life Insurance (3)	Disability Insurance (3)	401(k) Employer Contribution (3)	Value of Accelerated Equity Awards (4)
Andrew J. England (a)
Without Cause or For Good Reason or Expiration of Agreement	$2,625,000	$512,969	$33,550	—	—	—	$881,400
Without Cause or For Good Reason one year following a Change of Control	$3,937,500	$512,969	$33,550	—	—	—	$1,690,885
Death	—	$512,969	—	—	—	—	$844,198
Disability*	—	$512,969	—	—	—	—	$844,198
Clifford E. Marks (b)
Without Cause or For Good Reason or Expiration of Agreement	$875,497	$503,196	$22,367	$3,334	$1,698	$3,470	$1,752,623
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	—	—	$2,984,414
Death	—	$503,196	$22,367	—	—	—	$1,752,623
Disability*	$437,749	$503,196	$22,367	$3,334	$1,698	—	$1,752,623
Katherine L. Scherping (c)
Without Cause or For Good Reason or Expiration of Agreement	$816,000	$179,393	$21,628	—	—	—	$267,437
Without Cause or For Good Reason one year following a Change of Control	$816,000	$179,393	$21,628	—	—	—	$499,672
Death	—	$179,393	$21,628	—	—	—	$267,437
Disability*	$204,000	$179,393	$21,628	—	—	—	$267,437
Ralph E. Hardy (d)
Without Cause or For Good Reason or Expiration of Agreement	$310,271	$136,422	$23,465	$3,658	$2,037	$8,910	$205,142
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	—	—	$653,911
Death	—	$136,422	$23,465	—	—	—	$205,142
Disability*	$155,136	$136,422	$23,465	$3,658	$2,037	—	$205,142
Geri R. House (d)
Without Cause or For Good Reason or Expiration of Agreement	$285,440	$125,504	$28,521	$750	—	—	$186,138
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	—	—	$626,987
Death	—	—	—	—	—	—	$186,138
Disability*	—	—	—	—	—	—	$186,138

*	Net of amounts offset by disability insurance payments

(1)	If the employment of the NEO is terminated by NCM, Inc. for reasons other than disability, death or cause, or the executive resigns for good reason, as defined in the agreement, or his or her agreement is not renewed on substantially equal terms (for Messrs. Marks and Hardy and Ms. Scherping), he or she will be entitled to severance for the period specified in his or her respective employment agreement. If the NEO’s employment terminates due to his or her death, his or her beneficiaries will receive his or her base salary paid through the end of the month of his or her death. Except for Mr. England and Ms. House, if the NEO terminates employment on account of his or her disability, in exchange for a release of claims against the Company, he or she will be entitled to his or her base salary for a period of six months following termination, offset by any disability benefits provided under a company sponsored benefit arrangement.
(a)	In the case of an involuntary termination without cause, for good reason or expiration of the agreement, Mr. England’s severance represents an amount equal to 200% of his base salary, plus 100% of his target bonus based on his base salary in effect on January 24, 2018. In the case of involuntary termination without cause or for good reason for twelve months following a Change in Control, Mr. England’s severance represents an amount equal to 250% of base salary, plus 200% of his target bonus based on his base salary in effect on January 24, 2018.
(b)	Mr. Marks severance represents base salary paid over 12 months based on his base salary in effect on January 24, 2018.
(c)	Ms. Scherping’s severance represents an amount equal to 100% of her base salary, plus 100% of her target bonus based on her base salary in effect on January 24, 2018.
(d)	Mr. Hardy and Ms. House’s severance represent the amount paid following their termination of employment on March 1,2018.
(2)	Except for Mr. England, if the employment of the NEO is terminated by NCM, Inc. for reasons other than disability, death or cause, or the executive resigns for good reason, as defined in the agreement, or his agreement is not renewed on substantially equal terms, the NEO will be entitled to any annual bonuses awarded but not yet paid. For Mr. England, in the case of an involuntary termination, termination for good reason, expiration of the agreement or a change in control, Mr. England is entitled to receive a portion of the annual cash bonus for the year of termination, based on actual achievement of performance targets subject to proration based on the number of days in the applicable performance period that had elapsed prior to the date of termination.
(3)	Except for Mr. England and Ms. House, if the employment of a NEO is terminated by NCM, Inc. for reasons other than disability, death or cause, or he resigns for good reason, as defined in the agreement, the NEO is entitled to receive an amount equal to NCM, Inc.’s premium costs or other contributions made by the Company on behalf of each NEO with respect to all employee benefit plans or programs that such NEO was participating in on the date of his termination of employment, for a specified period. If the NEO terminates employment on account of his death or disability, he or his beneficiaries will be entitled to one year of continued coverage under the NCM, Inc. medical and health insurance plan pursuant to COBRA.
(a)	Amounts for Mr. England represent an amount equal to 150% of NCM, Inc.’s premium costs or other contributions made by the Company on behalf Mr. England with respect to the Company’s group health and dental plans for a period of 18 months.
(b)	Amount for Mr. Marks represents an amount equal to 100% of the premium costs for a 12-month period.
(c)	Amount for Ms. Scherping represents an amount equal to 100% or the premium costs for a 12-month period.
(d)	Amounts for Mr. Hardy and Ms. House represent an amount equal to 100% of the premium costs for a 12-month period grossed up by 35% to account for the additional taxes that would be owed by Hardy and House.
(4)

Under the Equity Incentive Plan, if within three months prior to or one year after the consummation of a change of control, as defined in the plan, the NEO’s employment is terminated by NCM, Inc., its affiliate or a successor in interest without cause or by the NEO for good reason, both as defined in the plan, then all outstanding options and stock appreciation rights shall become immediately exercisable and all other awards shall become vested and any restrictions will lapse. Further, Mr. England and Ms. Scherping will vest in full, to the extent issued and outstanding but unvested shares of their initial equity grants upon an involuntary termination without cause, for good reason or expiration of the agreement, and in the case of Ms. Scherping also in the event of her death or disability. Pursuant to the restricted stock agreements, in the case of involuntary terminations without cause, death and disability, each NEO would retain a pro-rated amount of shares of TBRS and PBRS equivalent to time employed during the vesting period. The retained shares would vest upon termination in the case of TBRS and upon the achievement of performance conditions in the case of PBRS. Amounts are based on the closing stock price, $6.78 per share, on December 28, 2017. The value presented for Mr. Hardy and Ms. House represents the actual pro-rata amount of shares vested on their termination date of March 1, 2018.

EMPLOYMENT AGREEMENTS

The following provides a discussion of the employment agreements among NCM, Inc. and our NEOs. Mr. Hardy resigned on March 1, 2018 and his consulting agreement that became effective upon his resignation is described below. Ms. House resigned on March 1, 2018. Our Compensation Committee believes these employment agreements are consistent with the standard in our industry for senior executives. The agreements provide for payments and benefits if each executive’s employment with the Company and its affiliates is terminated (i) without cause (as defined in the agreements), (ii) for good reason (as defined in the agreements), (iii) without cause or good reason three months prior to or within one year following a change of control (as defined in the agreements), (iv) in the event of death, and (v) in the event of disability. See “Potential Payments Upon Termination or Change in Control” for additional information about such payments and benefits.

Andrew J. England

Mr. England’s employment agreement provides that he will serve as Chief Executive Officer of NCM, Inc. The employment agreement is effective January 1, 2016 and shall terminate on the earlier of (i) December 31, 2018 and (ii) the termination of Mr. England’s employment under the agreement. The employment agreement provides for an annual base salary, subject to annual increases at the discretion of our Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by our Compensation Committee. Our Compensation Committee set Mr. England’s base salary at $875,000 effective January 2017 and January 2018. In addition to base salary, Mr. England is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by our Compensation Committee at a target of 100% of base salary. Mr. England also received a one-time, time-based restricted share award granted effective on the commencement of employment, with a grant date fair market value equal to $750,000 that vests in three equal installments on each of the first three anniversaries of the grant date. Mr. England shall also have the opportunity to receive annual stock awards of at least $1,500,000 based on the achievement of certain goals as determined by our Compensation Committee.

If Mr. England’s employment is involuntarily terminated by the Company, on the 60th day following the effective date of such termination he will receive a lump sum cash payment in an amount equal to 200% of his annual base salary plus 100% of the target bonus. In addition, Mr. England will receive a cash bonus, pro-rated for the actual days of employment and based on the actual achievement of performance targets and he will vest in full in any unvested shares in his initial sign-on equity grant. If Mr. England’s employment is involuntarily terminated during the 12-month period following a change of control (as defined in the agreement), on the 60th day following the effective date of such termination he will receive (i) a lump sum cash payment in an amount equal to 250% of his annual base salary plus 200% of the target bonus (ii) a bonus based upon the target bonus before applying the proration for the number of days in the applicable performance period that had elapsed prior to the date of termination and (iii) any unvested shares of his initial sign-on equity grant. For up to 18 months following any such termination of employment, the Company will pay Mr. England an amount equal to 150% of the monthly premium paid by Mr. England for COBRA coverage under the Company’s group health and dental plans. Under the agreement, during his employment and for a one-year period following employment, Mr. England has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. England has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Clifford E. Marks

Mr. Marks’ employment agreement, provides that he will serve as the President of Sales & Marketing of NCM, Inc. Mr. Marks was promoted to President in May 2016. The employment agreement is effective May 8, 2015 through December 31, 2018, its automatic renewal date, and will continue to be automatically renewed for one year on each December 31 unless notice of termination is given by either party. Under this agreement, our Compensation Committee set Mr. Marks’ base salary at $858,330 and $875,497 effective January 2017, and January 2018 respectively. Our Compensation Committee will review Mr. Marks’ salary at least annually. In addition to base salary, Mr. Marks is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by our Compensation Committee. Under the agreement, during his employment and for so long as he is entitled to receive any benefits or payment under the agreement (but in no event longer than 12 months), Mr. Marks has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Marks has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Katherine L. Scherping

Ms. Scherping’s employment agreement provides that she will serve as Chief Financial Officer of NCM, Inc. The employment agreement is effective August 11, 2016 and shall terminate on the earlier of (i) December 31, 2018 and (ii) the termination of Ms. Scherping’s employment under the agreement. The employment agreement provides for an annual base salary, subject to annual increases at the discretion of our Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by our Compensation Committee. Our Compensation Committee set Ms. Scherping’s base salary at $408,000 effective January 2017 and January 2018, respectively. In addition to base salary, Ms. Scherping is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by our Compensation Committee at a target of 75% of base salary. For fiscal 2016, Ms. Scherping’s cash bonus was to be prorated for the period between August 11, 2016 and December 31, 2016 and it was not to be less than the full bonus amount for the prorated period. Ms. Scherping also received a one-time, time-based restricted share award granted effective on the commencement of employment, with a grant date fair market value equal to $400,000 that vests in three equal installments on each of the first three anniversaries of the grant date.

If Ms. Scherping’s employment is involuntarily terminated by the Company, on the first payroll that occurs after the 55th day following the effective date of such termination she will receive a lump sum cash payment in an amount equal to 100% of her annual base salary plus 100% of the target bonus. In addition, Ms. Scherping will vest in full in any unvested shares in her initial sign-on equity grant. If Ms. Scherping’s employment is involuntarily terminated during the 12-month period following a change of control (as defined in the agreement), on the first payroll that occurs after the 55th day following the effective date of such termination she will receive a lump sum cash payment in an amount equal to 100% of her annual base salary plus 100% of the target bonus and Ms. Scherping will vest in full in any unvested shares of her initial sign-on equity grant. For up to 12 months following any such termination of employment, the Company will pay Ms. Scherping an amount equal to 100% of the monthly premium paid by Ms. Scherping for COBRA coverage under the Company’s group health and dental plans. Under the agreement, during her employment and for a one-year period following employment, Ms. Scherping has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Ms. Scherping has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out her duties under the agreement or as required by law.

Ralph E. Hardy

Mr. Hardy’s employment agreement which terminated effective March 1, 2018, provided for an annual base salary, subject to annual increases at the discretion of our Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by our Compensation Committee. Our Compensation Committee set Mr. Hardy’s base salary at $304,187 and $310,271 effective January 2016 and January 2017, respectively. In addition to base salary, Mr. Hardy was eligible to receive an annual bonus determined by our Compensation Committee. Under the agreement, during his employment and for so long as he is entitled to receive any benefits or payment under the agreement (but in no event longer than 12 months), Mr. Hardy has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Hardy has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law. On November 6, 2017, the Company entered into a separation, general release and consulting agreement with Mr. Hardy pursuant to which he was paid a cash severance of $310,271 upon his retirement from the Company. This amount of cash is included within the payments and other benefits to which he was entitled to receive under his employment agreement upon termination without cause.

Mr. Hardy also has a consulting agreement with the Company pursuant to which Mr. Hardy will provide transitional services through February 29, 2020. In exchange for these services, in addition to the consideration provided in his separation and general release agreement, Mr. Hardy is permitted to exercise any vested stock options granted in 2009, 2011 and 2012 through the end of his consulting term, irrespective of Mr. Hardy’s status as a consultant of the Company. Mr. Hardy is also entitled to reimbursement for his reasonable, documented out-of-pocket business expenses incurred in connection with the services to be provided by him under his consulting agreement. The separation agreement also outlined his severance package which including twelve months of base salary payable in twelve monthly payments beginning March 1, 2018, a lump sum payment equal to his performance bonus earned for the 2017 calendar year, and a pro-rata portion of his equity incentive awards calculated as of March 1, 2018. Further, the Company will pay Mr. Hardy a lump sum cash payment representing the full cost of COBRA premiums for COBRA eligible benefit plans for a twelve-month period based on 2018 rates. For those plans which are not COBRA eligible, the Company will pay Mr. Hardy a lump sum payment equal to the sum of (a) the pre-tax amount that the Company would have paid to the providers of such plans or programs for twelve months, grossed up by 35% to take into account the additional taxes that would be owed by Mr. Hardy, plus (b) the pre-tax amount that the Company would have paid to Mr. Hardy’s account as an employer matching contribution under the Company’s 401(k) plan for twelve months, grossed up by 35% to take into account the additional taxes that would be owed by Mr. Hardy.

Geri R. House

While Ms. House does not have an employment agreement with the Company, on October 16, 2017 she and the Company signed a separation and general release agreement with an effective date of December 31, 2017. Pursuant to that agreement, Ms. House provided transitional services from January 1, 2018 through March 1, 2018. In exchange for these services, Ms. House received her base salary, participated in health insurance, and continued to vest in her equity incentive awards. The separation agreement also outlined her severance package which including twelve months of base salary payable in twelve monthly payments beginning March 1, 2018, a lump sum payment equal to her performance bonus earned for the 2017 calendar year, a pro-rata portion of her equity incentive awards calculated as of March 1, 2018, and a lump sum payment equal to the pre-tax amount for medical, health, and life insurance for twelve months of coverage, grossed up by 35% to take into account the additional taxes that would be owed by Ms. House.

NON-EMPLOYEE INDEPENDENT DIRECTOR COMPENSATION

Non-Employee Directors

For our 2017 fiscal year, our directors who were not our employees or employees of our founding members (“independent directors”) received annual cash retainers and meeting fees as follows.

$405,000 per annum	Retainer for serving as Non-Employee Executive Chairman
$75,000 per annum	Retainer for each other independent director
$25,000 per annum	Additional retainer for serving as Chairman of the Audit Committee
$19,000 per annum	Additional retainer for serving as Chairman of the Compensation Committee
$11,000 per annum	Additional retainer for serving as Chairman of the Nominating and Governance Committee
$13,000 per annum	Additional retainer for serving as a member of the Audit Committee
$12,500 per annum	Additional retainer for serving as a member of the Compensation Committee
$5,000 per annum	Additional retainer for serving as a member of the Nominating and Governance Committee
$1,750 per meeting	Fee for attending meetings of the Special Committee

In January 2018, our Nominating and Governance Committee considered compensation for 2018 for non-employee directors and recommended no change to the non-employee directors retainers and fees except in 2018 the Chairman will receive the same compensation as all other non-employee directors, and a $50,000 per annum retainer for his service as Chairman.

Non-employee directors other than our Non-Employee Executive Chairman received a grant of 7,432 restricted stock units at $14.80 per share on January 19, 2017. The restricted stock units vested on February 19, 2018 and had a value of $7.05 per share based on the closing price of the Company’s common stock on the trading day preceding the vesting date. Mr. Schneider, Non-Employee Executive Chairman received a grant of 18,243 restricted stock units at $14.80 per share on January 19, 2017 that vested on January 19, 2018 and had a value of $6.56 per share based on the closing price of the Company’s common stock. The restricted stock units were settled in shares of the Company’s common stock. We reimburse all of our directors for reasonable travel, lodging and other expenses related to their service on our Board of Directors.

In January 2018, our Nominating and Governance Committee considered compensation for 2018 for non-employee directors and recommended no change to the value of restricted stock unit grants. The non-employee directors received a grant of 16,667 restricted stock units at $6.60 per share on January 24, 2018 except for Mr. Segall who received a grant of 17,628 restricted stock units at $6.24 per share on March 13, 2018. The Chairman received a grant of 16,667 restricted stock units at $6.24 per share on March 13, 2018. The restricted stock units will be settled in shares of the Company’s common stock. The restricted stock units are scheduled to vest on February 24, 2019, subject to continuous service except for Mr. Segall’s which are scheduled to vest on April 13, 2019. The restricted stock unit awards include the right to receive dividend equivalents, subject to vesting.

Employee Directors

Our employees and employees of our founding members who also serve as directors receive compensation for their services as employees from their respective employers, but they do not receive any additional compensation from us for their service as our directors.

FISCAL 2017 NON-EMPLOYEE INDEPENDENT DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Lawrence A. Goodman	$127,000	$109,994	$6,540	$243,534
David R. Haas	$140,500	$109,994	$6,540	$257,034
Stephen L. Lanning	$93,000	$109,994	$6,540	$209,534
Thomas F. Lesinski	$107,000	$109,994	$6,540	$223,534
Paula Williams Madison	$98,500	$109,994	$6,540	$215,034
Scott N. Schneider	$433,000	$269,996	$16,054	$719,050

(1)	The following table provides details about each component of the “Fees Earned or Paid in Cash” column from the Fiscal 2017 Director Compensation Table above.

Name	Annual Retainer			Committee Chair Retainer	Member Retainer	Meeting Fees	Total Fees Earned or Paid in Cash
Lawrence A. Goodman	$75,000			$19,000	$5,000	$28,000	$127,000
David R. Haas	$75,000			$25,000	$12,500	$28,000	$140,500
Stephen L. Lanning	$75,000			$—	$18,000	$—	$93,000
Thomas F. Lesinski	$75,000			$19,000	$13,000	$—	$107,000
Paula Williams Madison	$75,000			$11,000	$12,500	$—	$98,500
Scott N. Schneider	$405,000	(a	)	$—	$—	$28,000	$433,000

(a)	Payment was made pursuant to Director Service Agreement.

(2)	The amounts represent the aggregate grant date fair value of the restricted stock unit awards as computed under ASC 718 and do not represent cash payments made to the individuals or amounts realized. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of these awards, please see Note 10 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 19, 2018. The grant date fair value of the awards was $14.80 per share.
(3)	During 2017, NCM, Inc. accrued per share dividends of $0.22 on March 9, 2017, May 18, 2017, August 12, 2017 and November 16, 2017, respectively.

The restricted stock units are also subject to the terms and provisions of the Equity Incentive Plan. The following table provides details about the “Stock Awards” column from the Fiscal 2017 Director Compensation Table above and outstanding stock awards at December 28, 2017.

	Fiscal 2017 Grants			Outstanding Equity Awards at December 28, 2017
Name	Grant Date	Number of Shares of Stock	Grant Date Fair Value of Stock Awards (a)	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested (b)
Lawrence A. Goodman	1/19/2017	7,432	$109,994	7,432	$50,389
David R. Haas	1/19/2017	7,432	$109,994	7,432	$50,389
Stephen L. Lanning	1/19/2017	7,432	$109,994	7,432	$50,389
Thomas F. Lesinski	1/19/2017	7,432	$109,994	7,432	$50,389
Paula Williams Madison	1/19/2017	7,432	$109,994	7,432	$50,389
Scott N. Schneider	1/19/2017	18,243	$269,996	18,243	$123,688

(a)	Calculated in accordance with ASC Topic 718 as described in footnote (1) to the Fiscal 2017 Director Compensation Table above and based on a stock price of $14.80.
(b)	Amounts are based on the closing stock price, $6.78 per share, on December 28, 2017.

CEO PAY RATIO

The CEO’s 2017 total annual compensation of $3,100,861 is approximately 43 times the median employee’s 2017 total annual compensation of $72,844. The median employee was selected utilizing 2017 taxable wages excluding the CEO, and the total annual compensation for this employee was calculated using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table, utilizing data as of December 28, 2017. The analysis included employees who were employed by NCM LLC as of December 28, 2017, full-time and part-time workers. Compensation information for employees hired during 2017 was annualized and included within the median employee analysis.

	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation			Total
CEO	$875,000	$—	$1,500,000	$—	$512,969	$212,893			$3,100,861
Median Employee	$70,246	$—	$—	$—	$2,018	$580	(a	)	$72,844

(a)	Represents imputed income for term life insurance coverage and imputed income for long-term and short-term disability insurance coverage.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 28, 2017, information for all equity compensation plans under which our equity securities were authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	2,829,885	(1)	$16.47	(2)	3,477,078	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	2,829,885		$16.47		3,477,078

(1)	Includes 2,165,181 stock option grants; 55,403 restricted stock units; 223,245, 198,724, and 187,332 for additional shares for the 2017, 2016, and 2015 performance-based restricted stock grants, respectively, that may be issued assuming the highest level of performance is achieved (162.5% for 2017 and 150% for 2016 and 2015). Actual results could vary from estimates, especially in the later years included in the three-year projections.
(2)	Restricted stock awards are excluded as there is no exercise price for these awards.
(3)	Represents remaining shares of our common stock available for issuance under the Equity Incentive Plan.

The Equity Incentive Plan was approved by our stockholders on April 28, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

Before the completion of our initial public offering (“IPO”) in February 2007, NCM LLC was wholly owned by the founding members. After the IPO, NCM LLC was owned by us and the founding members. In connection with the IPO, we entered into several agreements to define and regulate the relationships among us, NCM LLC and the founding members. Except as described in this section, we do not expect to have any material arrangements with NCM LLC, the founding members or any of our or their respective directors, officers or other affiliates going forward, other than ordinary course business relationships. As of December 28, 2017, NCM, Inc. owned approximately 49.5% of the outstanding common membership units in NCM LLC, and the founding members collectively owned approximately 50.5% of the outstanding common membership units in NCM LLC. NCM, Inc. is the sole managing member of NCM LLC.

Further transactions between NCM, Inc. and our founding members, if any, have been and will continue to be approved by our Audit Committee, which is composed of independent members of our Board of Directors, or another committee comprised entirely of independent members of our Board. Our Audit Committee charter authorizes our Audit Committee to hire financial advisors and other professionals to assist the committee in evaluating and approving any transaction between us and any related party, including our founding members.

Transactions with Founding Members

Exhibitor Services Agreements

In connection with the IPO, NCM LLC and each of AMC, Cinemark and Regal executed an amended and restated exhibitor service agreement (“ESA”), effective as of February 13, 2007, which replaced the exhibitor services agreements previously in effect. In connection with the sale of the Fathom Events business, on December 26, 2013, NCM LLC and each of AMC, Cinemark and Regal amended and restated the ESAs to remove those provisions addressing the rights and obligations related to the digital programming services of the Fathom Events business as described under “Other Transactions - Sale of Fathom Events Business to AC JV, LLC.” Certain basic terms of the ESAs are discussed below:

Advertising Services. Under the ESAs, NCM LLC is the exclusive provider within the United States of advertising services in the founding members’ theaters (subject to pre-existing contractual obligations and other limited exceptions for the benefit of the founding members). The ESAs have a term of 30 years from the completion of the IPO, with a five-year right of first refusal to enter into a services agreement for the services provided under the ESA with the applicable founding member on terms equivalent to those offered by a third-party.

The advertising services include the on-screen advertising of the Noovie pre-show, use of the lobby entertainment network or LEN and lobby promotions. The pre-show is generally 20 to 30 minutes long. The Noovie pre-show includes up to two minutes for the founding members to be used to promote various activities associated with operation of the theaters, including concessions, ticketing partners, gift card and loyalty programs, founding member special events and vendors of non-film related services provided to theaters, only if the promotion is incidental to the vendor’s service (called theater advertising). Under the ESAs, up to 90 seconds of the Noovie program can be sold to NCM LLC’s founding members to satisfy their on-screen advertising commitments under their beverage concessionaire agreements. During 2017, we sold 60 seconds to two of NCM LLC’s founding members and 30 seconds to one of NCM LLC’s founding members. Per the ESA, the annual cost per thousand (“CPM”) change equals the prior year annual percentage change in the advertising CPM charged by NCM LLC to unaffiliated third parties during the last few minutes of the Noovie pre-show, limited to the highest advertising CPM being then-charged by NCM LLC.

In the lobby, the founding members are required to provide a specified number of LEN screens according to the number of auditoriums in the theater. The founding members have the right to install additional screens in their theater lobbies, but these screens can only be used for limited strategic programs, described below, concessions and theater advertising. NCM LLC’s founding members may conduct a limited number of lobby promotions at no charge in connection with the promotion of motion pictures and their strategic programs; however, such activities do not reduce the lobby promotions inventory available to us.

Payments. In consideration for access to the founding members’ theater attendees for on-screen advertising and use of the founding members’ theaters for the LEN and lobby promotions, the founding members receive a monthly theater access fee. The theater access fee is composed of a fixed payment per patron and a fixed payment per digital screen, which may be adjusted for any advertising exhibited by some, but not all, theaters or founding members because of content objections or technical capacity. The theater access fee paid to founding members included an additional fee for digital cinema systems connected to our advertising network. The payment per theater patron increases by 8% every five years with the most recent such increase occurring in 2017. The payment per digital screen and for the digital cinema systems increases annually by 5%. In 2017, the theater access fee aggregate payments to the founding members totaled $76.5 million. Also in 2017, total revenue from the founding members related to beverage concessionaire agreements totaled $29.9 million.

Net Payments to Founding Members. In 2017, the net payments to each founding member for theater access fees and payments for use of their screens, less the purchase from NCM LLC of advertising under the founding member’s beverage concessionaire agreements were $17.3 million to AMC, $11.3 million to Cinemark and $17.1 million to Regal, respectively. As of December 28, 2017, amounts due to AMC, Cinemark and Regal were $3.8 million, $14.1 million and 14.8 million, respectively. These amounts are net of integration payments due from the founding members. Refer to the ‘Common Unit Adjustment Agreement’ section for further discussion of the nature and magnitude of these payments in 2017.

NCM LLC Operating Agreement

NCM, Inc., AMC, Cinemark and Regal executed the NCM LLC third amended and restated limited liability company operating agreement, effective as of February 13, 2007, which was amended on March 16, 2009 (to permit NCM LLC to provide advertising to a variety of out-of-home advertising venues), and on August 6, 2010 and September 3, 2013 (in each case, to modify the timing of written notice should a founding member desire to exercise its option to redeem common membership units). Certain basic terms of the restated operating agreement are as follows.

Manager of NCM LLC. NCM, Inc. is a member and the sole manager of NCM LLC. As the sole manager, NCM, Inc. controls all of the day to day business affairs and decision-making of NCM LLC through our officers and directors without the approval of any other member. Furthermore, we cannot be removed as manager of NCM LLC. As long as we are the manager of NCM LLC, unless the founding members approve, our business will be limited to owning and managing the common units, managing the business of NCM LLC, fulfilling our obligations under the Exchange Act, and activities incidental to the foregoing. We are not entitled to compensation for our services as manager except as provided in the Management Services Agreement described under “– Transactions with NCM LLC – Management Services Agreement” below or as otherwise approved by the members under the restated operating agreement.

Issuance of Units upon Exercise or Vesting of Equity Compensation. Upon the exercise of options we have issued or the vesting of shares for other types of equity compensation, we will have the right to acquire from NCM LLC a number of common units equal to the number of our shares being issued in connection with the exercise of options or vesting of shares for other types of equity compensation. In consideration for such units, we will contribute to NCM LLC the consideration we received for the exercise of options or vesting of shares for other types of equity compensation. In 2017, we acquired 767,810 units due to vesting of restricted stock and exercise of options and contributed $0.6 million to NCM LLC.

Founding Member Approval Rights. If any director designee to our Board of Directors designated by NCM LLC’s founding members under the Director Designation Agreement, described below, is not appointed to our Board, nominated by us or elected by our stockholders, as applicable, then each of the founding members (so long as such founding member continues to own 5% of NCM LLC’s issued and outstanding common membership units) will be entitled to approve certain actions of NCM LLC as identified in the restated operating agreement.

Distributions. We are required to make mandatory distributions to members of all “Available Cash,” as defined in the restated operating agreement. Available Cash does not include amounts drawn or paid under NCM LLC’s working capital line of credit. The mandatory distributions must occur quarterly. In 2017, available cash distributions totaled $160.9 million. Of that amount, the portion payable to NCM, Inc., AMC, Cinemark and Regal totaled $75.9 million, $27.1 million, $29.1 million, and $28.8 million, respectively.

Common Unit Redemption Right. Members have a redemption right to exchange common membership units of NCM LLC for our shares of common stock on a one-for-one basis (as adjusted for certain events), or at our option, a cash payment equal to the market price of one share of our common stock. Under our amended and restated certificate of incorporation, upon the surrender of the NCM LLC common units, we will then contribute cash or shares of our common stock to NCM LLC in exchange for an amount of newly issued common units equal to the number of units surrendered by the redeeming member. NCM LLC will then distribute the cash or shares of common stock to the redeeming member to complete the redemption. AMC exercised the redemption right of an aggregate 200,000 common membership units in 2015 and 15,600,000 common membership units in 2017, whereby AMC surrendered 200,000 and 15,600,000 common membership units, respectively, to NCM LLC for cancellation. The Company contributed an aggregate of 200,000 and 15,600,000 shares of its common stock to NCM LLC in exchange for a like number of newly issued common membership units. NCM LLC then distributed the shares of common stock to AMC to complete the redemptions.

In December 2016, AMC provided the Company with its written waiver of certain rights pursuant to the NCM LLC Operating Agreement. AMC waived and relinquished its right to vote on all matters that require a vote of the founding members, as well as, its various approval rights under the NCM LLC Operating Agreement for the term of AMC’s proposed settlement with the DOJ as well as the term of any final judgment. In March 2017, NCM, Inc. and NCM LLC entered into a binding Memorandum of Understanding (“MOU”) with AMC to effectuate aspects of the Final Judgment entered into by the Department of Justice in connection with AMC’s acquisition of Carmike Cinemas, Inc. Pursuant to the MOU, AMC was also required to relinquish its governance rights in NCM LLC, including its seats on the NCM, Inc. Board of Directors as well as its rights to nominate any person to serve on the NCM, Inc. Board of Directors.

Common Unit Adjustment Agreement

NCM, Inc., NCM LLC, AMC, Cinemark, and Regal executed the common unit adjustment agreement, effective as of February 13, 2007. The common unit adjustment agreement provides a mechanism for adjusting membership units held by the founding members based on increases or decreases in the number of screens operated by each founding member. Increases in the number of screens are included in the unit adjustment if arising from acquisition of a theater or opening of a newly constructed theater (subject to certain exceptions). Decreases in the number of screens are included in the unit adjustment if arising from disposition of a theater (subject to certain exceptions).

NCM LLC adjusts its membership units annually, except that an earlier adjustment will occur for a founding member if it acquires or disposes of theaters, in a single transaction or cumulatively that will result in a change of two percent or more in the total annual attendance of all founding members (called an extraordinary attendance increase or decrease). The changes in annual attendance are calculated based on attendance at the relevant theaters during the prior twelve fiscal months; however, if an acquired theater has not been operating during the twelve prior fiscal months, the change in annual attendance will be calculated based on 75% of the projected annual attendance for such theater, with a subsequent adjustment for the actual attendance.

During the first quarter of 2017, NCM LLC issued 2,351,029 common membership units to its founding members for the rights to exclusive access to net new theater screens and attendees added by the founding members to NCM LLC’s network during 2016. The Company also issued 18,425,423 NCM LLC common membership units to AMC in respect of the annual attendance at the acquired Carmike theaters in accordance with the Common Unit Adjustment Agreement. AMC’s acquisition of Carmike meets the criteria for a Common Unit Adjustment because it resulted in an extraordinary attendance increase of approximately 9.5%. Further, the Final Judgment entered into by the Department of Justice in connection with AMC’s acquisition of Carmike Cinemas, Inc. required AMC to transfer advertising rights to 17 theaters from NCM LLC to another advertising provider. Pursuant to the MOU, AMC surrendered 4,657,673 NCM LLC common membership units in respect of such theaters. The 4,657,673 NCM LLC common membership units were comprised of (i) 2,850,453 NCM LLC common membership units pursuant to the adjustment for divested theaters in the Common Unit Adjustment Agreement and (ii) an additional 1,807,220 NCM LLC common membership units valued at $25.0 million to compensate for NCM LLC’s lost operating income for these theaters during the 10-year term of the Final Judgment.

During the first quarter of 2018, NCM LLC issued 2,821,710 common membership units to its founding members for the rights to exclusive access to net new theater screens and attendees added by the founding members to NCM LLC’s network during 2017.

If an existing on-screen advertising agreement with an alternative provider is in place with respect to any acquired theaters, the founding members may elect to receive common membership units related to those encumbered theaters in connection with the Common Unit Adjustment. If the founding members make this election, then they are required to make payments on a quarterly basis in arrears in accordance with certain run-out provisions pursuant to the ESAs (“integration payments”). Because the Carmike and Rave theaters are subject to an existing on-screen advertising agreement with an alternative provider, AMC and Cinemark will make integration payments to NCM LLC. The integration payments will continue until the earlier of (i) the date the theaters are transferred to NCM LLC’s network or (ii) the expiration of the ESA. Integration payments are calculated based upon the advertising cash flow that the Company would have generated if it had exclusive access to sell advertising in the theaters with pre-existing advertising agreements. The ESA additionally entitles NCM LLC to payments related to the founding members’ on-screen advertising commitments under their beverage concessionaire agreements for encumbered theaters (“encumbered theater payments”). These payments are also accounted for as a reduction to the intangible asset. If common membership units are issued to a founding member for newly acquired theaters that are subject to an existing on-screen advertising agreement with an alternative provider, the amortization of the intangible asset commences after the existing agreement expires and NCM LLC can utilize the theaters for all of its services. During the years ended December 28, 2017, December 29, 2016 and December 31, 2015, the Company recorded a reduction to net intangible assets of $20.9 million, $2.6 million and $2.7 million, respectively, related to these Carmike integration and encumbered theater payments as well as those made by AMC and Cinemark for the previous acquisition of Rave Cinemas. During the years ended December 28, 2017, December 29, 2016 and December 31, 2015, AMC and Cinemark paid a total of $12.9 million, $2.4 million and $2.6 million, respectively, related to the integration and other encumbered theater payments (as payments are made one quarter and one month in arrears, respectively).

Tax Receivable Agreement

NCM, Inc., NCM LLC, AMC, Cinemark, and Regal executed the tax receivable agreement, effective as of February 13, 2007, as amended on April 29, 2008 (to permit NCM, Inc. to make estimated payments to each of the founding members or ESA parties).

The tax receivable agreement provides for the effective payment by us to the founding members of 90% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realized as a result of certain increases in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets resulting from our IPO and related transactions, including increases attributable to payments made under the tax receivable agreement. These tax benefit payments are not conditioned upon one or more of the founding members maintaining a continued ownership interest in either NCM LLC or NCM, Inc. We expect to benefit from the remaining 10% of cash savings, if any, that we may actually realize.

Under the tax receivable agreement, cash savings in income and franchise tax are computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets and had the tax receivable agreement not been entered into. The tax receivable agreement generally applies to our taxable years up to and including the 30th anniversary date of our IPO and will continue until any utilized benefits are no longer subject to potential audit or examination by a taxing authority. The term of the tax receivable agreement may, however, be terminated at an earlier date in the event that we exercise our right to terminate the agreement pursuant to an early termination procedure that requires us to pay the founding members an agreed upon amount equal to the present value of the estimated remaining payments to be made under the revenue sharing agreement.

Although the actual timing and amount of any payments that may be made under the tax receivable agreement varies depending upon a number of factors (including the timing of any redemptions of common membership units in NCM LLC by our founding members, the extent to which such redemptions are taxable, the trading price of shares of our common stock at the time of any such redemptions, and the amount and timing of our income), we expect the payments that we may effectively make to the founding members could be substantial. If the Internal Revenue Service or other taxing authority were to subsequently challenge any of our cash savings covered by the tax receivable agreement, and if such challenge were ultimately upheld, the terms of the tax receivable agreement require the founding members to repay to us an amount equal to the prior payments effectively made by us in respect of such disallowed cash savings, plus a proportionate share of any applicable interest and penalties. In such an event, and if a founding member is unable to make a timely repayment to us under the terms of the tax receivable agreement, we will have the ability to cause NCM LLC to offset against payments owed to the founding member. The repayment obligation is a several liability of each founding member and not a joint liability among the founding members.

As of December 28, 2017, we had a balance recorded for the payable to our founding members under the tax receivable agreement of approximately $133.6 million, of which the Company expects to make $20.7 million in payments during 2018 for the 2017 taxable year. In 2017, pursuant to the terms of the tax receivable agreement, we made estimated payments of $6.0 million to AMC, $4.5 million to Cinemark and $8.3 million to Regal, respectively for the 2016 taxable year.

Software License Agreement

NCM LLC, AMC, Cinemark, Regal CineMedia Corporation (“RCM”) and Digital Cinema Implementation Partners, LLC, a company jointly owned by the founding members (“DCIP”), executed the Second Amended and Restated Software License Agreement effective as of February 13, 2007 (the “license agreement”). Certain basic terms of the license agreement are discussed below:

AMC and RCM granted to NCM LLC an exclusive license (subject to certain exceptions) to identified technology for use in the United States with respect to the services provided under the ESAs. The founding members and DCIP each granted to NCM LLC a license, subject to certain limitations, to any existing and future developments of such party based on the licensed technology that has application to the services provided under the ESAs. NCM LLC granted to the founding members a license, subject to certain limitations, to any NCM LLC developments that existed at the IPO date based on licensed technology, solely for the founding members’ internal business purposes that are outside of the services that are defined in the ESAs (but not including digital cinema applications). NCM LLC granted DCIP a license, subject to certain exceptions, to any existing and future NCM LLC developments that may have digital cinema applications.

Director Designation Agreement

NCM, Inc., AMC, Cinemark and Regal executed the Director Designation Agreement effective as of February 13, 2007. In December 2016, AMC waived its right under the Director Designation Agreement to designate two persons to be appointed or nominated for election to our Board of Directors of the Company, including the right to appoint or nominate successors to such designees for the term of AMC’s proposed settlement with the DOJ as well as the term of any final judgment. In March 2017, NCM, Inc. and NCM LLC entered into a binding MOU with AMC to effectuate aspects of the Final Judgment entered into by the Department of Justice in connection with AMC’s acquisition of Carmike Cinemas, Inc. Pursuant to the MOU, AMC was also required to relinquish its governance rights in NCM LLC, including its seats on the NCM, Inc. Board of Directors as well as its rights to nominate any person to serve on the NCM, Inc. Board of Directors.

So long as a founding member owns at least 5% of NCM LLC’s issued and outstanding common membership units, the founding member has the right to designate two nominees to our Board of Directors who are voted upon by our stockholders. At least one of the designees of such founding member must qualify as an “independent director” at the time of designation so that a majority of the members of our Board are “independent directors” under the Nasdaq rules. Any remaining directors will be selected for nomination by our Nominating and Governance Committee. During the time that any founding member has designation rights, we will not take any action to change the size of our Board from ten. In January 2017, our Board of Directors reduced the number of director positions from ten to nine. We have agreed to include each director designee in our Board’s slate of nominees submitted to our stockholders for election of directors and in the proxy statement prepared by management for every meeting of our stockholders called with respect to the election of members of our Board, subject to certain exceptions.

If a vacancy occurs because of the death, disability, resignation or removal of a director designee, then our Board, or any Board committee, will not vote, fill the vacancy or take any action subject to supermajority Board approval under our amended and restated certificate of incorporation until (i) the founding member has designated a successor director designee and our Board has appointed such successor director designee, (ii) the founding member fails to designate a successor director designee within 10 business days of such vacancy, or (iii) the founding member has waived its rights to designate a successor director designee and has consented to our Board, or any Board committee, taking a vote on the specified actions prior to our Board filling the vacancy with a successor director designee.

Registration Rights Agreement

NCM, Inc., AMC, Cinemark and Regal executed the registration rights agreement effective as of February 13, 2007.

The registration rights agreement requires us to use our reasonable efforts to file a registration statement on the first business day after the one-year anniversary of the closing of our IPO to register all registrable securities held by the founding members that are not already registered, if necessary, and to file resale registration statements after that time for any additional registrable securities that we issue to any founding member in the future, within 20 days after such issuance. Additionally, we must maintain effectiveness of these mandatory registration statements until the earlier of the time when the founding members have disposed of all their registrable securities and the time when all registrable securities held by the founding members are eligible for resale under specified securities regulations. We are responsible for the expenses in connection with the registration of securities pursuant to the registration rights agreement.

Joint Defense Agreements

NCM, Inc., NCM LLC and the founding members from time to time may enter into a joint defense and common interest agreement, under which the parties agree to cooperate and share information in order to advance their shared interests in owning and operating NCM LLC.

Agreements with Founding Members—Services

In 2017, NCM LLC paid approximately $2.1 million in aggregate to AMC, Cinemark and Regal for the purchases of movie tickets and concession products primarily for marketing to NCM LLC’s advertising clients.

Other Transactions

Settlement Agreement

We entered into the Settlement Agreement with Standard General on June 1, 2018. Please see “PROPOSAL 1: ELECTION OF DIRECTORS–Description of the Settlement Agreement” for a description of the Settlement Agreement.

Sale of Fathom Events Business to AC JV, LLC

On December 26, 2013, NCM LLC sold the Fathom Events business to AC JV, LLC owned 32% by each of the founding members and 4% by us. In consideration for the sale, NCM LLC received a total of $25.0 million in promissory notes from our founding members (one-third or approximately $8.3 million from each founding member). The notes bear interest at a fixed rate of 5.0% per annum, compounded annually. Interest and principal payments are due annually in six equal installments commencing on December 26, 2014. Due to the related party nature of the transaction, we formed a committee of independent directors that hired a separate legal counsel and an investment banking firm who advised the committee and rendered an opinion as to the fairness of the transaction. During 2017, we received interest on the notes of approximately $0.6 million. NCM LLC’s investment in AC JV, LLC was $1.0 million as of December 28, 2017. During the year ended December 28, 2017, NCM LLC received a cash distribution from AC JV, LLC of $0.3 million and recorded equity in earnings of $0.3 million for AC JV, LLC. As described above, NCM LLC amended and restated the ESAs with each of the founding members to remove those provisions addressing the rights and obligations related to the digital programming services of the Fathom Events business, which rights and obligations were conveyed to AC JV, LLC. In connection with the sale, we entered into a transition services agreement and a services agreement:

Transition Services Agreement with AC JV, LLC. NCM LLC entered into a transition services agreement with AC JV, LLC upon the closing of the sale of Fathom Events. Under the agreement, NCM LLC provided certain corporate overhead services for a fee and was reimbursed for the use of facilities and certain services including creative, technical event management and event management for AC JV, LLC for a period of nine months following closing. The parties extended the transition services agreement, during which extended period NCM would continue to provide certain limited services for a fee. During the year ended December 28, 2017, we received approximately $0.3 million under this agreement.

Services Agreement with AC JV, LLC. NCM LLC entered into a services agreement with AC JV, LLC upon the closing of the sale of Fathom Events. The agreement grants AC JV, LLC advertising on-screen and on our LEN and a pre-feature program prior to Fathom events reasonably consistent with what was previously dedicated to Fathom. In addition, the services agreement provides that we will assist with event sponsorship sales in return for a share of the sponsorship revenue. NCM LLC has also agreed to provide creative and media production services for a fee. The term of the agreement coincides with the ESAs, subject to certain exceptions.

Agreement with LA Live

During 2009, NCM LLC entered into a digital content agreement with LA Live Cinemas LLC, an affiliate of The Anschutz Corporation, for NCM LLC to provide in-theater advertising to LA Live in its theater complex. The Anschutz Corporation is a wholly-owned subsidiary of the Anschutz Company, which was the controlling stockholder of Regal prior to Cineworld Group plc’s acquisition of Regal Entertainment Group on February 28, 2018. The affiliate agreement was entered into at terms that are similar to those of our other network affiliates. In 2017, we incurred advertising operating costs of approximately $0.2 million for payments made to LA Live Cinemas LLC under the agreement.

Agreement with AEG Live

NCM LLC entered into an agreement with AEG Live, an affiliate of The Anschutz Corporation, for AEG Live to showcase musical artists in our Noovie preshow. The Anschutz Corporation is a wholly-owned subsidiary of the Anschutz Company, which was the controlling stockholder of Regal prior to Cineworld Group plc’s acquisition of Regal Entertainment Group on February 28, 2018. We received approximately $1.3 million from AEG Live for these services we provided during 2017.

Transactions with NCM LLC

Management Services Agreement

On February 13, 2007, NCM, Inc. and NCM LLC executed the management services agreement under which we provide certain management services to NCM LLC, including services typically provided by the individuals serving in the positions of chief executive officer, president, chief financial officer, and general counsel. In exchange for the services, NCM LLC reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. NCM LLC provides administrative and support services to us, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The management services agreement also provides that our employees may participate in NCM LLC’s benefit plans, and that NCM LLC employees may participate in the National CineMedia, Inc. 2007 Equity Incentive Plan and the National CineMedia, Inc. 2016 Equity Incentive Plan. Pursuant to this agreement, NCM LLC paid us approximately $12.8 million during 2017.

Review, Approval or Ratification of Transactions with Related Persons

Since the completion of our IPO in February 2007, our written Statement Of Policy With Respect To Related Party Transactions has required that transactions between us and a Related Person (as defined in the policy) where the aggregate amount involved will or may be expected to exceed $500,000 be approved by our Audit Committee with any related party transactions below $500,000 disclosed to our Audit Committee, which is comprised of independent members of our Board of Directors, in accordance with the guidance in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Our Audit Committee charter authorizes our Audit Committee to hire financial advisors and other professionals to assist the committee in evaluating and approving any transaction between us and any related party, including our founding members.

The following transactions are exempt from this policy:

(1)	transactions where the Related Person’s interest arises solely from ownership of our common stock and all holders of our common stock receive proportional benefits;

(2)	any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K and the compensation has been approved by our Nominating and Governance Committee; and

(3)	any employment by us of an executive officer if the related compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K and the compensation has been approved by our Compensation Committee.

The policy provides for pre-approval of a particular category of related party transactions, provided that:

(a)	a proposed pre-approved transaction or series of related transactions would be in the ordinary course of business of NCM, Inc. or NCM LLC, as applicable, and would not require (i) payments to one or more related parties during any fiscal year in excess of $500,000, or (ii) receipt of payments during any fiscal year from one or more related parties in excess of $500,000, or (iii) the receipt or transfer of any tangible or intangible property, other than cash, having a fair market value in excess of $500,000; and

(b)	the terms and conditions of any such transaction or series of related transactions are fair and reasonable to NCM, Inc. or NCM, LLC, as applicable, as determined by NCM, Inc.’s Chief Executive Officer and Chief Financial Officer, in the exercise of their reasonable discretion.

In such cases, the Chief Executive Officer and Chief Financial Officer may authorize, on behalf of our Audit Committee, the entering into of such transaction or series of transactions by NCM, Inc. or NCM, LLC, as applicable. However, a listing of such approved transactions must be provided to our Audit Committee on a periodic basis.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to our directors, executive officers and all of our employees. We will provide any person, without charge and upon request, with a copy of our Code of Conduct. Requests should be directed to us at 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111, Attention: Secretary. The Code of Business Conduct and Ethics is also available on our website at www.ncm.com at the Investor Relations link. The information on our website is not incorporated into this proxy statement.

We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.ncm.com. We have established a confidential hotline and website to answer employees’ questions related to the Code of Business Conduct and Ethics and to report any concerns regarding accounting, internal accounting controls or auditing matters. Our Audit Committee also has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. As a matter of practice, we assist many of our directors and all of our executive officers by preparing initial ownership reports and reporting ownership changes, and typically file these reports on their behalf. To our knowledge, based solely on our review of the copies of such reports received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with on a timely basis during the fiscal year ended December 28, 2017, except that (i) one Form 4 for Andrew England was filed one day late on January 24, 2017 and (ii) one Form 4 for Geri House due on January 23, 2017 was filed on January 30, 2017 in conjunction with the timely filing of her Form 3.

PROPOSALS OF STOCKHOLDERS

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Stockholders wishing to include proposals in the proxy material in relation to the 2019 annual meeting of stockholders must submit the proposals in writing so as to be received by the Secretary at our executive offices, no later than the close of business on                     , 2019. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals and the provisions of our certificate of incorporation. If we are not notified of intent to present a proposal at our 2019 annual meeting of stockholders by                     , 2019, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

OTHER BUSINESS

No other business has been properly submitted for consideration at the Annual Meeting in the manner specified under our bylaws; therefore no other matters will be brought before the Annual Meeting.

BY THE BOARD OF DIRECTORS

Sarah Kinnick Hilty Senior Vice President, General Counsel and Secretary

Centennial, Colorado

                    , 2018

Appendix A

Proposed Charter Amendment

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NATIONAL CINEMEDIA, INC.

National CineMedia, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A.	The name of the Corporation is National CineMedia, Inc. The Corporation was originally incorporated under the name National CineMedia, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 5, 2006.

B.	This Second Amended and Restated Certificate of Incorporation (this “Certificate”), which amends and restates the original Certificate of Incorporation, as heretofore amended and restated, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

C.	The text of the Certificate of Incorporation of the Corporation, as heretofore amended and restated, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is National CineMedia, Inc.

ARTICLE II

REGISTERED ADDRESS, AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at that address is Corporation Trust Company.

ARTICLE III

PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

CAPITAL, VOTING, CONVERSION

Section 4.1            Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 185,000,000, which shall be divided into the following classes:

(a)            175,000,000 shares shall be of a class designated Common Stock, par value $0.01 per share (“Common Stock”); and

(b)            10,000,000 shares shall be of a class designated Preferred Stock, par value $0.01 per share (“Preferred Stock”).

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding and the number then reserved for issuance upon the exercise, conversion or exchange of Rights (including, without limitation, Membership Units)) by an amendment to this Certificate approved by the affirmative vote of the holders of a majority of the outstanding Common Stock (and any other class or series of stock entitled to vote with the Common Stock).

Section 4.2            Voting Power of Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders of the Corporation on which holders of Common Stock are entitled to vote. Except as may otherwise be required by the DGCL, by the provisions of this Certificate or any Preferred Stock Designation, the holders of outstanding shares of Common Stock, and the holders of outstanding shares of each series of Preferred Stock entitled to vote thereon, if any, shall vote as one class with respect to all matters to be voted on by the stockholders of the Corporation, and no separate vote or consent of the holders of shares of Common Stock or the holders of shares of any series of Preferred Stock, if any, shall be required for the approval of any such matter.

Notwithstanding the foregoing and provided that the subject matter being voted thereon does not adversely affect the rights, powers or preferences of the Common Stock, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote exclusively thereon pursuant to this Certificate (including any Preferred Stock Designation).

Section 4.3            Exchange Rights.

(a)            The LLC shall be entitled to exchange Membership Units, at any time and from time to time, on a one-for-one basis, into the same number of fully paid and non-assessable shares of Common Stock as may be required for the LLC to meet an obligation under the LLC Agreement to redeem Membership Units, subject to the Corporation’s right to elect a Cash Settlement. The LLC’s right to exchange Membership Units, and the Corporation’s obligations under this Section 4.3, shall be subject to the delivery of written notice (the “Redemption Notice”) by a Member to the LLC and the Corporation of such Member’s intent to cause the LLC to redeem all or a portion of the Membership Units held by such Member. The date specified in the Redemption Notice as the date that the LLC shall redeem the Membership Units shall also be the date (the “Exchange Date”) on which the exchange of Membership Units for shares of Common Stock shall occur. The number of Membership Units that the LLC shall issue and deliver to the Corporation for exchange on the Exchange Date pursuant to this Section 4.3 (the “Exchanged Units”) shall be equal to the number of Membership Units specified in the Redemption Notice to be redeemed by the LLC.

(b)             Upon receipt of the Redemption Notice, the Corporation, in its sole discretion, may elect to deliver shares of Common Stock equal to the number of Exchanged Units (the “Share Settlement”), or may, in lieu of exchanging Common Stock for Exchanged Units, make a cash payment to the LLC in an amount equal to the number of Exchanged Units multiplied by the applicable Exchange Price (the “Cash Settlement”). Within three (3) Business Days of receipt of the Redemption Notice, the Corporation shall deliver written notice to the LLC (with a copy to the holder of Membership Units exercising its right to cause the LLC to redeem all or a portion of its Membership Units) of its intended settlement method (the “Settlement Notice”). If a Settlement Notice is not delivered within such three (3) day period, the Corporation shall be deemed to have elected a Share Settlement. If the Corporation elects to satisfy its exchange obligation through a Cash Settlement, then the holder of Membership Units exercising its right to cause the LLC to redeem all or a portion of its Membership Units may retract its Redemption Notice by delivering written notice of retraction (the “Retraction Notice”) to the LLC (with a copy to the Corporation) within two (2) Business Days of delivery of the Settlement Notice. If the Corporation elects to satisfy its exchange obligation through a Cash Settlement, the Corporation will sell to a third party a number of shares of Common Stock equal to the number of Exchanged Units and shall assure that the number of outstanding shares of Common Stock will equal on a one-for-one basis the number of Membership Units owned by the Corporation. Any Redemption Notice, Settlement Notice or Retraction Notice delivered by or to the Corporation may be delivered by hand or sent by facsimile, electronic mail or nationally recognized overnight delivery service and shall be deemed given when received if delivered on a Business Day during normal business hours of the recipient or, if not so delivered, on the next Business Day following receipt or delivery.

(c)            Unless a timely Retraction Notice has been delivered to the Corporation, on the Exchange Date the following shall occur:

(1)            the LLC shall (A) issue and deliver to the Corporation a certificate representing the number of Exchanged Units to be exchanged, and (B) deliver to the Corporation all transfer tax stamps or funds therefor, if required pursuant to Section 4.3(g);

(2)            the Corporation shall deliver to the LLC (or such other party that the LLC may designate in accordance with Section 4.3(d)) one of the following:

(i)            in a Share Settlement for the Exchanged Units, the Corporation shall issue to the LLC or in such other name or names the LLC may direct a number of shares of Common Stock equal to the number of Exchanged Units; or

(ii)            in a Cash Settlement for the Exchanged Units, the Corporation shall pay to the LLC or such other Person as the LLC may direct, by wire transfer of immediately available funds, an amount equal to the number of Exchanged Units multiplied by the then applicable Exchange Price.

(d)            Unless a timely Retraction Notice has been delivered to the Corporation, on the Exchange Date, provided the LLC has delivered one or more certificates representing Exchanged Units in the manner provided in Section 4.3(c) and paid in cash any amount required by Section 4.3(g), the Corporation will deliver or cause to be delivered at the office of the Corporation’s transfer agent, a certificate or certificates representing the number of full shares of Common Stock issuable upon such exchange in a Share Settlement, issued in the name of the LLC or in such other name or names the LLC may direct. If the Corporation has elected a Cash Settlement in accordance with Section 4.3(b), the Corporation will deliver the Cash Settlement amount to the LLC. Such exchange shall be deemed to have been effected immediately prior to the close of business on the Exchange Date. The person or persons in whose name or names the certificate or certificates representing the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock immediately prior to the close of business on the Exchange Date.

(e)            In the event of a reclassification or other similar transaction as a result of which the shares of Common Stock are converted into another security, then the LLC shall be entitled to receive upon exchange of Membership Units the amount of such security that such holder would have received if such exchange had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends shall be made upon the exchange of any Membership Unit; provided, however , that if a Membership Unit shall be exchanged subsequent to the record date for the payment of a dividend or other distribution on Membership Units but prior to such payment, then the registered holder of such Membership Unit at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such Membership Unit notwithstanding the exchange thereof or the default in settlement of the exchange or payment of the dividend or distribution due.

(f)            The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon exchange of Membership Units by the LLC in accordance with this Section 4.3, such number of shares of Common Stock that shall be issuable upon the exchange of all outstanding Membership Units exchangeable hereunder; provided that nothing contained herein shall preclude the Corporation from satisfying its obligations in respect of the exchange of the outstanding Membership Units by delivery of shares of Common Stock that are held in the treasury of the Corporation. If any shares of Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be issued upon exchange, the Corporation will cause such shares to be duly registered or approved, as the case may be. All shares of Common Stock that are issued upon exchange of the Membership Units will, upon issue, be validly issued, fully paid and non-assessable and be listed upon each national securities exchange, other securities exchange or automated or electronic quotation system upon which the outstanding Common Stock is listed at the time of delivery.

(g)            The issuance of certificates representing shares of Common Stock upon exchange of Membership Units in a Share Settlement shall be made without charge to the LLC for any stamp or other similar tax in respect of such issuance; provided, however , that if any such certificate is to be issued in a name other than that of the LLC, then the person or persons requesting the issuance thereof shall pay to the LLC for remittance to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

Section 4.4            Stock Splits, Ratios, Adjusting Outstanding Shares of Common Stock or Membership Units.

(a)            The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Common Stock or the Membership Units (in the case of the LLC, the Corporation authorizing such in its capacity as manager of the LLC), to maintain at all times a one-to-one ratio between the number of Membership Units owned by the Corporation and the number of outstanding shares of Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, shares of Common Stock issued pursuant to the Equity Incentive Plan that have not vested thereunder, treasury stock, Preferred Stock or other securities of the Corporation that are not convertible into or exercisable or exchangeable for Common Stock.

(b)            The Corporation shall not undertake or authorize (i) any subdivision (by any Membership Unit split, Membership Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Membership Unit split, reclassification, recapitalization or similar event) of the Membership Units that is not accompanied by an identical subdivision or combination of the Common Stock to maintain at all times a one-to-one ratio between the number of Membership Units owned by the Corporation and the number of outstanding shares of Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Common Stock that is not accompanied by an identical subdivision or combination of the Membership Units to maintain at all times a one-to-one ratio between the number of Membership Units owned by the Corporation and the number of outstanding shares of Common Stock, unless, in either case, such action is necessary to maintain at all times a one-to-one ratio between the number of Membership Units owned by the Corporation and the number of outstanding shares of Common Stock.

(c)            The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Common Stock unless in connection with any such issuance, transfer or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers or repurchases, the number of outstanding shares of Common Stock will equal on a one-for-one basis the number of Membership Units owned by the Corporation. The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Preferred Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers or repurchases, the Corporation holds mirror equity interests of the LLC which (in the good faith determination by the Board) are in the aggregate substantially equivalent to the outstanding Preferred Stock.

Section 4.5            Dividends and Distributions. Subject to the preferences of Preferred Stock, if any, outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in property or shares of stock of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

Section 4.6            Mergers, Consolidation, Etc. The Corporation shall not consolidate, merge, combine or consummate any other transaction (in each case other than incident to an exchange or a conversion of Common Stock and/or other securities for Common Stock pursuant to the terms of this Certificate) in which shares of Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction the Membership Units or the shares of Common Stock shall be entitled to be exchanged (subject to proration upon equitable terms in the event of a merger or consolidation upon prorated terms) for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each Membership Unit or share of Common Stock is exchanged or converted and in each case to maintain at all times a one-to-one ratio between the number of Membership Units or other stock, securities, or rights to receive cash and/or any other property owned by the Corporation and the number of outstanding shares of Common Stock or other stock, securities, or rights to receive cash and/or any other property issued by the Corporation.

Section 4.7            Preferred Stock. The Board is authorized, subject to any limitations prescribed by applicable law, to provide from time to time for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the DGCL (a “Preferred Stock Designation”), to establish the rights, powers and preferences of each such series of Preferred Stock, including the following:

(a)            the number of shares of that series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board, and the distinctive serial designation thereof;

(b)            the voting powers, full or limited, if any, of the shares of that series and the number of votes per share;

(c)            the rights in respect of dividends on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that series and any limitations, restrictions or conditions on the payment of dividends;

(d)            the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that series, which the holders of the shares of that series shall be entitled to receive upon any liquidation, dissolution or winding up of the Corporation;

(e)            the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption or purchase dates), if any, upon which all or any part of the shares of that series may be redeemed or purchased by the Corporation, and any limitations, restrictions or conditions on such redemption or purchase;

(f)            the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that series;

(g)            the terms, if any, upon which the shares of that series shall be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by the Corporation;

(h)            the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Corporation so long as any shares of that series are outstanding; and

(i)            any other preferences and relative, participating, optional or other rights and limitations not inconsistent with law, this Article IV or any resolution of the Board in accordance with this Article IV.

All shares of any one series of the Preferred Stock shall be alike in all respects. Except to the extent otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, the holders of shares of such series shall have no voting rights except as may be required by the laws of the DGCL. Further, unless otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, no consent or vote of the holders of shares of Preferred Stock or any series thereof shall be required for any amendment to this Certificate that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock of such series, as the case may be, then outstanding). Except as may be provided by the Board in a Preferred Stock Designation or by applicable law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or series shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of Preferred Stock.

Section 4.8            Liquidation, Dissolution or Winding Up. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any series of Preferred Stock is entitled, the holders of shares of Common Stock of all classes shall share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to its holders of Common Stock. Neither the consolidation or merger of the Corporation with or into any other person or persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.8.

Section 4.9            Notice. The Corporation shall give written notice thereof to all holders of Membership Units (based on the ledger of ownership of the LLC) at least 20 days prior to (i) the date on which the Corporation sets a record date for determining rights in connection with a (x) merger, tender offer, reorganization, recapitalization, reclassification or other change in the capital structure of the Corporation or (y) any dividend or distribution (including in liquidation) and (ii) if no such record date is set, the date of such foregoing event.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1            Classification and Election of Directors.

(a)            The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors (the “Board”) which at the effective time of this Certificate shall be comprised of nine directors. The number of directors, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed by the Bylaws, but shall not be more than eleven. The directors of the Corporation will be elected by the plurality of the votes cast by the holders of shares of Common Stock.

(b)            Following the date hereof, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director of the Corporation shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Section 5.2            Approval Rights of Certain Matters. So long as any Founding Member owns five percent or more of the then issued and outstanding Membership Units, including Membership Units acquired from another Founding Member or an Affiliate of another Founding Member (which, for purposes of this Section 5.2, shall be calculated to include (a) all shares of Common Stock beneficially owned by such Founding Member as of the date of determination as a result of the redemption of any Membership Units in accordance with Article 9 of the LLC Agreement, (b) any shares of Common Stock issued in connection with any dividend or distribution on the Common Stock so received as a result of the redemption of any Membership Units, and (c) any shares of Common Stock acquired from another Founding Member provided that such other Founding Member acquired such shares of Common Stock in a transaction described in clause (a) or (b) above, but excluding (x) any shares of Common Stock otherwise acquired by the Founding Members and (y) any Membership Units issued to the Corporation in connection with redemption of Membership Units by a Founding Member (unless the Founding Member has disposed of any of the shares of Common Stock received in connection with such redemption of Membership Units (other than to another Founding Member in a transaction described in clause (c) above), in which case a number of Membership Units issued to the Corporation in connection with such redemption equal to the number of shares of Common Stock disposed of by such Founding Member shall be included in determining such Founding Member’s ownership interest)), if either (i) a majority of the directors then in office have not approved any of the following actions, or (ii) (A) two directors then in office who were designated for election to the Board by Cinemark Media pursuant to Section 2.1 of the Director Designation Agreement (or if only one director so designated by Cinemark Media is serving on the Board and that director qualifies as an “independent director” under the applicable rules of The NASDAQ Stock Market LLC, then only such director), or (B) two directors then in office who were designated for election to the Board by Regal pursuant to Section 2.1 of the Director Designation Agreement (or if only one director so designated by Regal is serving on the Board and that director qualifies as an “independent director” under the applicable rules of The NASDAQ Stock Market LLC, then only such director), vote against any of the following actions, then, in either case, the Corporation shall be prohibited from (x) taking those of the following actions that were not approved by a majority of the directors as described in (i) above or were vetoed as described in (ii) above, or (y) in its capacity as manager of the

LLC, authorizing or permitting the LLC to take those of the following actions that were not approved by a majority of the directors as described in (i) above or were vetoed as described in (ii) above, as the case may be:

(a)            the assignment, transfer, sale or pledge of all or a portion of the Membership Interests beneficially owned by the Corporation;

(b)            the acquisition, disposition, leasing or licensing of assets by the Corporation or the LLC or entering into a contract to do the foregoing, in a single transaction or in two or more transactions (related or unrelated) in any consecutive twelve-month period with an aggregate value (as determined in good faith by the Board) exceeding 20 percent of the fair market value of the business of the LLC operating as a going concern (as determined in good faith by the Board);

(c)            the merger, reorganization, recapitalization, reclassification, consolidation, dissolution, liquidation or similar transaction of the Corporation or the LLC;

(d)            the incurrence by the Corporation or the LLC of any funded indebtedness (including the refinancing of any funded indebtedness) or the repayment before due of any funded indebtedness (other than a working capital revolving line of credit) with a fixed term, in either case, in a single transaction or in two or more transactions (related or unrelated) in an aggregate amount in excess of $15.0 million per year;

(e)            (1) the issuance, grant or sale of shares of Common Stock or Rights with respect to Common Stock, except in connection with (x) the issuance of Rights to Common Stock in connection with the Equity Incentive Plan (or such other equity incentive compensation plan as may be approved by the Board in the future) or (y) any exchange of Membership Units in accordance with Section 4.3, or (2) the issuance, grant or sale of any Preferred Stock or Rights with respect to Preferred Stock;

(f)            the authorization, issuance, grant or sale of additional Membership Interests or Rights with respect to Membership Interests (except as provided in the LLC Agreement, Unit Adjustment Agreement or pursuant to the Equity Incentive Plan or such other equity incentive compensation plan as may be approved by the Board in the future);

(g)            any amendment, modification, restatement or repeal of any provision of this Certificate or the Bylaws or the LLC Agreement;

(h)           the entering into, modification or termination of any contract of the type specified in Item 601(b)(10)(i) of Regulation S-K;

(i)            except as specifically set forth in the LLC Agreement, the declaration, setting aside or payment of any redemption of or dividends on Membership Interests, payable in cash, property or otherwise;

(j)            the material amendment (as such term is described in IM-4350-5 to Rule 4350 of the Marketplace Rules of the NASDAQ Stock Market, Inc.) to the Equity Incentive Plan or the entering into or consummation of any new equity incentive compensation plan;

(k)           any change in the current business purpose of the Corporation to serve solely as the manager of the LLC or any change in the current business purpose of the LLC to provide the services as set forth in the ESAs; and

(l)            the approval of any actions relating to the LLC that could reasonably be expected to have a material adverse tax effect on the Founding Members.

Notwithstanding anything in this Section 5.2 to the contrary, a Founding Member shall permanently cease to be a Founding Member for purposes of this Certificate (i) if at any time such Founding Member owns less than five percent of the then issued and outstanding Membership Units as determined pursuant to this Section 5.2, or (ii) upon the occurrence of a direct or indirect Change of Control of such Founding Member, or any direct or indirect holder of equity in such Founding Member (other than a Change of Control (A) of such Founding Member’s ESA Party or its stockholders, or (B) in which, following the Change of Control, the Founding Member’s ESA Party or its stockholders owns 50 percent or more of the general voting power of the transferee).

Section 5.3            Modification or Amendment of ESAs. Any (i) modification or amendment of an ESA which could reasonably be expected (in the good faith determination of the Board) to result in payments to or from the LLC in excess of $50,000 or (ii) entry into or amendment of any contract or transaction which could reasonably be expected (in the good faith determination of the Board) to result in payments to or from the LLC or the Corporation in excess of $50,000 between (a) the LLC or the Corporation and (b) any Founding Member, will require the approval of a majority of the directors then in office and a majority of the Independent Directors then in office.

Section 5.4            Term of Office. A director shall hold office until his or her successor shall be qualified and elected, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director, except as may be provided for in a Preferred Stock Designation with respect to any additional director elected by the holders of the applicable series of Preferred Stock.

Section 5.5            Removal. Subject to the rights of the holders of any series of Preferred Stock and the terms of the Director Designation Agreement, upon the effective date of this Certificate, any or all of the directors of the Corporation may be removed from office at any time, whether with or without cause, and only by the affirmative vote of the holders of at least a majority of the outstanding Common Stock.

Section 5.6            Notice of Nominations. Advance notice of nominations for the election of directors, other than nominations by the Board or a committee thereof, shall be given to the Corporation in the manner provided in the Bylaws.

Section 5.7            Newly Created Directorships and Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship resulting from an increase in the number of directors or any other vacancy with respect to the office of a director, however caused, shall be filled only by a majority of the directors then in office (even if less than a quorum) or by a sole remaining director, in each case in accordance with the Director Designation Agreement. Subject to the terms and conditions of the Director Designation Agreement, any director elected by one or more directors to fill a newly created directorship or other vacancy shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor shall have been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

ARTICLE VI

NO LIABILITY

To the fullest extent permitted by the DGCL, as now existing or hereafter amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of his or her fiduciary duty as a director.

Any amendment or repeal of this Article VI shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing under this Article VI immediately before the amendment or repeal.

ARTICLE VII

INDEMNIFICATION

Section 7.1            Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was or has agreed to serve as a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Person. The Corporation shall be required to indemnify or make advances to a Person in connection with a Proceeding (or part thereof) initiated by such Person only if the Proceeding (or part thereof) was authorized by the Board.

Section 7.2            Prepayment of Expenses. The Corporation shall, to the fullest extent not prohibited by law, pay the expenses (including attorneys’ fees) incurred by a Person identified in Section 7.1 in defending any Proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a Person identified in Section 7.1 in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by such Person to repay all amounts advanced if it should be ultimately determined that such Person is not entitled to be indemnified under this Article VII or otherwise.

Section 7.3            Claims. If a claim for indemnification or payment of expenses under this Article VII is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 7.4            Non-Exclusivity of Rights. The rights conferred on any Person by this Article VII shall not be exclusive of any other rights that such Person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

Section 7.5            Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

Section 7.6            Indemnification of Other Persons. This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to Persons other than those Persons identified in Section 7.1 when and as authorized by a majority of the entire Board (without regard to vacancies) or by the action of a committee of the Board or designated officers of the Corporation established by or designated in resolutions approved by a majority of the entire Board (without regard to vacancies); provided, however, that the payment of expenses incurred by such a Person in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by such Person to repay all amounts advanced if it should be ultimately determined that such Person is not entitled to be indemnified under this Article VII or otherwise.

ARTICLE VIII

ACTION BY CONSENT

Except as provided in any Preferred Stock Designation with respect to one or more series of Preferred Stock, after the Corporation first has a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, or its equivalent, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called annual or special meeting of the stockholders and may not be taken by consent in writing or otherwise.

ARTICLE IX

STOCKHOLDER MEETINGS

Except as otherwise required by law or provided in the Bylaws, and subject to the rights of the holders of any class or series of shares issued by the Corporation having a preference over the Common Stock as to dividends or upon liquidation to elect directors in certain circumstances, special meetings of the stockholders of the Corporation may be called only by the Board pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

ARTICLE X

ELECTIONS

Election of directors need not be by written ballot unless so provided in the Bylaws.

ARTICLE XI

BYLAWS

Subject to Section 5.2 hereof and to the provisions of the Bylaws, the Board shall have the power to adopt, alter, amend or repeal the Bylaws by vote of not less than a majority of the directors then in office. The holders of shares of Common Stock shall also have the power to adopt, alter, amend or repeal the Bylaws, but only if such action receives the affirmative vote of the holders of at least 66-2/3 percent of the outstanding Common Stock.

ARTICLE XII

AMENDMENT OF CERTIFICATE

Notwithstanding anything to the contrary in this Certificate and in addition to the vote required by the Board as set forth in Section 5.2 hereof, the affirmative vote of the holders of at least a majority of the outstanding Common Stock shall be required to amend this Certificate (in any such case including, without limitation, by merger, consolidation, binding share exchange or otherwise).

ARTICLE XIII

EXISTENCE

The term of the existence of the Corporation shall be perpetual.

ARTICLE XIV

CORPORATE OPPORTUNITIES

The Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, business opportunities that are presented to the Corporation, the LLC or to one or more of the officers, directors or stockholders (both direct and indirect) of the Corporation and members of the LLC that relate to the provision of services to motion picture theaters, use of theaters for any purpose, sale of advertising and promotional services in and around theaters and any other business related to the motion picture theater business, except services as provided in any ESAs and except as may be offered to an officer of the Corporation in his capacity as an officer of the Corporation, even if the business opportunity is one that the Corporation might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Corporation or any stockholder of the Corporation (or any Affiliate thereof) for breach of any fiduciary or other duty by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation.

ARTICLE XV

NON-ASSESSABLE

The capital stock of the Corporation shall not be assessable. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of this Corporation. This Certificate shall not be subject to amendment in this respect.

ARTICLE XVI

SECTION 203

The Corporation hereby elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 shall not apply to the Corporation.

ARTICLE XVII

DEFINITIONS

For purposes of this Certificate the following terms shall have the meaning set forth below.

“Affiliate” means with respect to any Person, any Person that directly or indirectly, through one or more intermediaries Controls, is Controlled by or is under common Control with such Person. Notwithstanding the foregoing, (i) no Founding Member shall be deemed an Affiliate of the Corporation, (ii) the Corporation shall not be deemed an Affiliate of any Founding Member, (iii) no stockholder of Cineworld, or any of such stockholder’s Affiliates (other than Cineworld and its Subsidiaries) shall be deemed an Affiliate of any Founding Member or the Corporation, (iv) no stockholder of Dalian Wanda Group, or any of such stockholder’s Affiliates (other than Dalian Wanda Group and its Subsidiaries) shall be deemed an Affiliate of any Founding Member or the Corporation, (v) no stockholder of Cinemark, or any of such stockholder’s Affiliates (other than Cinemark and its Subsidiaries) shall be deemed an Affiliate of any Founding Member or the Corporation, (vi) no stockholder of the Corporation shall be deemed an Affiliate of the Corporation, and (vii) the Corporation shall not be deemed an Affiliate of any stockholder of the Corporation.

“AMC” means American Multi-Cinema, Inc., a Missouri corporation, including any Affiliate or Permitted Transferee thereof, so long as any Permitted Transferee continues to qualify as a Permitted Transferee.

“Board” has the meaning set forth in Section 5.1(a).

“Business Day” means a day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Bylaws” means the bylaws of the Corporation, as they may be amended, supplemented or otherwise modified from time to time.

“Cash Settlement” has the meaning set forth in Section 4.3(b).

“Certificate” has the meaning set forth in the introductory paragraph.

“Change of Control” with respect to any Person that is not an individual, means (i) any merger or consolidation with or into any other entity or any other similar transaction, whether in a single transaction or series of related transactions, where (A) the members or stockholders of such Person immediately prior to such transaction in the aggregate cease to own at least 50 percent of the general voting power of the entity surviving or resulting from such transaction (or its stockholders or the Ultimate Parent thereof) or (B) any Person or Group becomes the beneficial owner of more than 50 percent of the general voting power of the entity surviving or resulting from such transaction (or its stockholders or the Ultimate Parent thereof), (ii) any transaction or series of related transactions in which in excess of 50 percent of such Person’s general voting power is Transferred to any other Person or Group or (iii) the sale or Transfer by such Person of all or substantially all of its assets.

“Cinemark” means Cinemark Holdings, Inc. or its successor or any Person that wholly-owns Cinemark Holdings, Inc., directly or indirectly, in the future.

“Cinemark Media” means Cinemark Media, Inc., a Delaware corporation, including any Affiliate or Permitted Transferee thereof, so long as any Permitted Transferee continues to qualify as a Permitted Transferee.

“Cinemark USA” means Cinemark USA, Inc., a Texas corporation.

“Cineworld” means Cineworld Group plc, or its successor or any Person that wholly-owns Cineworld Group plc, directly or indirectly, in the future.

“Common Stock” has the meaning set forth in Section 4.1(a).

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Corporation” has the meaning set forth in Article I.

“Dalian Wanda Group” means Dalian Wanda Group Co., Ltd. or its successor or any Person that wholly-owns Dalian Wanda Group Co., Ltd., directly or indirectly, in the future.

“DGCL” has the meaning set forth in introductory paragraph B.

“Director Designation Agreement” means the Director Designation Agreement by and among the Founding Members and the Corporation, as it may be amended, supplemented or otherwise modified from time to time.

“Equity Incentive Plan” means the National CineMedia Inc. 2007 Equity Incentive Plan, as it may be amended, supplemented, or otherwise modified from time to time.

“ESA” means any of the Exhibitor Services Agreements entered into, by and between the LLC and each ESA Party, as each may be amended, supplemented or otherwise modified from time to time.

“ESA Party” means (i) AMC in the case of AMC, (ii) Cinemark USA in the case of Cinemark Media, and (iii) Regal Cinemas in the case of Regal.

“Exchange Date” has the meaning set forth in Section 4.3(a).

“Exchange Price” means the arithmetic average of the volume weighted average prices for a share of the Common Stock on the principal United States securities exchange or automated or electronic quotation system on which the Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the three consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Exchange Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Common Stock. If the Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then a majority of the Independent Directors of the Corporation shall determine the Exchange Price in good faith.

“Exchanged Units” has the meaning set forth in Section 4.3(a).

“Founding Members” means AMC, Cinemark Media and Regal.

“Group” has the meaning set forth in Section 13(d)(3) and Rule 13d-5 of the Securities Exchange Act of 1934, as amended.

“Independent Director” means any director of the Corporation that if the Common Stock is traded on the NASDAQ Stock Market, satisfies the definition of an “independent director” set forth in the applicable rules in the Marketplace Rules of the NASDAQ Stock Market, Inc., as such rules may be amended from time to time, or, if the Common Stock is then traded on a different exchange, such term shall mean any director of the Corporation that satisfies the definition of independent director according to the rules of such exchange.

“LLC” means National CineMedia, LLC, a Delaware limited liability company, or its successor.

“LLC Agreement” means the Third Amended and Restated Limited Liability Company Operating Agreement of National CineMedia, LLC as it may be amended, supplemented, or otherwise modified from time to time.

“Member” means each member of the LLC.

“Membership Interest” means a membership interest in LLC.

“Membership Unit” means an outstanding common membership unit of the LLC.

“Permitted Transferee” means in the case of any Founding Member and any Permitted Transferee of any Founding Member (i) an Affiliate of such Founding Member or Permitted Transferee, or (ii) a non-Affiliate of such Founding Member or Permitted Transferee that is owned more than 50 percent directly or indirectly through one or more entities that are the same entities that own 50 percent or more of the general voting power of the Ultimate Parent of such Founding Member.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture or other entity or organization of any nature whatsoever.

“Preferred Stock” has the meaning set forth in Section 4.1(b).

“Preferred Stock Designation” has the meaning set forth in Section 4.7.

“Proceeding” has the meaning set forth in Section 7.1.

“Redemption Notice” has the meaning set forth in Section 4.3(a).

“Regal” mean Regal CineMedia Holdings, LLC, a Delaware limited liability company, including any Affiliate or Permitted Transferee thereof, so long as any Permitted Transferee continues to qualify as a Permitted Transferee.

“Regal Cinemas” means Regal Cinemas, Inc., a Tennessee corporation.

“Retraction Notice” has the meaning set forth in Section 4.3(b).

“Rights” means, when used with respect to a specified Person, securities of such Person (which may include equity securities) that (contingently or otherwise) are exercisable, convertible or exchangeable for or into equity securities of such Person (with or without consideration) or that carry any right to subscribe for or acquire equity securities or securities exercisable, convertible or exchangeable for or into equity securities of such Person.

“Settlement Notice” has the meaning set forth in Section 4.3(b).

“Share Settlement” has the meaning set forth in Section 4.3(b).

“Subsidiary” means, with respect to any Person, (i) a corporation a majority of whose capital stock with the general voting power under ordinary circumstances to vote in the election of directors of such corporation (irrespective of whether or not, at the time, any other class or classes of securities shall have, or might have, voting power by reason of the happening of any contingency) is at the time beneficially owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including a joint venture, a general or limited partnership or a limited liability company, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, beneficially own at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing such functions) or act as the general partner or managing member of such other Person.

“Trading Day” means a day on which the principal United States securities exchange on which such security is listed or admitted to trading, or any automated or electronic quotation system if such security is only listed or admitted to trading on such automated or electronic quotation system, as applicable, is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (including the term “Transferred”) means, with respect to any Person, directly or indirectly, to sell, transfer, give, exchange, bequest, assign, pledge, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily (including (i) except as provided in clause (a) below, the direct or indirect

Change of Control of any Founding Member or Permitted Transferee (or any direct or indirect holder of equity in a Founding Member or Permitted Transferee), and (ii) upon the foreclosure under any pledge or hypothecation permitted by clause (b) below that results in a change of title), any capital stock or other equity interest of such Person or other assets beneficially owned by such Person. Notwithstanding the foregoing: (a) the Change of Control of an ESA Party or its stockholders shall not be deemed to be a Transfer hereunder, and (b) a bona fide pledge of Membership Interests or Common Stock by the Corporation or any Founding Member or their Affiliates shall not be deemed to be a Transfer hereunder.

“Ultimate Parent” means (i) Dalian Wanda Group in the case of AMC, (ii) Cinemark in the case of Cinemark Media and (iii) Cineworld in the case of Regal.

“Unit Adjustment Agreement” means the Common Unit Adjustment Agreement as it may be amended, supplemented, or otherwise modified from time to time, by and among the Founding Members, Regal Cinemas, Inc., Cinemark USA, Inc., the Company and the LLC.

IN WITNESS WHEREOF, National CineMedia, Inc. has caused this Certificate to be signed and attested as of the [    ]th day of [                    ], 2018.

By:

Name:

Title:

PRELIMINARY PROXY MATERIALS -- SUBJECT TO COMPLETION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02V16A 1 U P X + Annual Meeting Proxy Card . C Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if returned in the enclosed envelope. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. + B Non-Voting Items A Proposals The Board of Directors recommends a vote FOR the nominees listed, AND FOR Proposals 2, 3, and 4. For Against Abstain 2. To approve amendments to National CineMedia, Inc.’s Amended and Restated Certificate of Incorporation to: (i) increase the maximum number of directors to 11, (ii) declassify the Board of Directors, (iii) limit the applicability of certain Board approval rights and (iv) make conforming changes related to the preceding amendments. 4. To ratify the appointment of Deloitte & Touche LLP as National CineMedia, Inc.’s independent registered public accountants for the fiscal year 2018 ending December 27, 2018. For Against Abstain 3. To approve, on an advisory basis, National CineMedia, Inc.’s executive compensation. In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting. Change of Address Please print new address below. 01 - Andrew P. Glaze 04 - Mark B. Segall 02 - David R. Haas 03 - Thomas F. Lesinski 1. Election of Directors: For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT LINE SACKPACK 1234 5678 9012 345 MMMMMMM 3 8 0 3 9 3 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 6, 2018. Vote by Internet Go to www.envisionreports.com/NCMI Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 6, 2018 This Proxy is Solicited on Behalf of the Board of Directors The undersigned stockholder of National CineMedia, Inc., a Delaware corporation (the “Company”), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated May [ ], 2018, and hereby constitutes and appoints Andrew J. England and Sarah Kinnick Hilty, or either of them acting singly in the absence of the other, with full power of substitution in either of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of the Company’s common stock which the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders to be held on July 6, 2018, and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES, FOR THE APPROVAL OF THE AMENDMENTS TO NATIONAL CINEMEDIA, INC.’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, FOR THE APPROVAL OF NATIONAL CINEMEDIA, INC.’S EXECUTIVE COMPENSATION, AND FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. IN THEIR DIRECTION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS WHERE A NOMINEE NAMED IN THE PROXY STATEMENT DATED MAY [ ], 2018 IS UNABLE TO SERVE OR WILL NOT SERVE. I (we) acknowledge receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated May [ ], 2018, and the 2017 Annual Report to Stockholders and ratify all that the proxies, or either of them, or their substitutes may lawfully do or cause to be done by virtue hereof and revoke all former proxies. Please sign, date and mail this proxy immediately in the enclosed envelope. Proxy NATIONAL CINEMEDIA, INC. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.